SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
        FORM S 1 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             [Graphic not included]

                    COSMOZ.COM, INC., A Delaware Corporation

          Primary Standard Industrial Classification Code Number: 6799

                 I.R.S. Employer Identification No.: 94-3319536

   Address of principal executive offices: 1515 S. El Camino Real San Mateo,
                                California 94402


      Registrant's telephone number: Voice: 650/358 1188 Fax: 650/358 0188


Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service: Mr. Michael Spadaccini, 1515 So. El Camino, Suite 100, San Mateo, California 94402 Voice: (650) 358 1188

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.


                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
 TITLE OF EACH CLASS OF                                      PROPOSED MAXIMUM     PROPOSED MAXIMUM
    SECURITIES TO BE                AMOUNT TO BE            OFFERING PRICE PER   AGGREGATE OFFERING          AMOUNT OF
       REGISTERED                  REGISTERED (1)                UNIT (2)             PRICE               REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
I. Common stock,                     26,666,666                   $0.75            $20,000,000                 $5,280
$.001 par value
--------------------------------------------------------------------------------------------------------------------------
II. Common stock                      2,666,666                  $0.825             $2,199,999                   $581
underlying warrants (3)
--------------------------------------------------------------------------------------------------------------------------
III. Common stock                     2,400,000                  $0.375               $900,000                   $237
underlying warrants (4)
--------------------------------------------------------------------------------------------------------------------------
IV. Common stock                      6,000,000                  $.5983             $3,589,800                   $947
underlying our stock
option plan (5)
--------------------------------------------------------------------------------------------------------------------------
V. Common stock                       3,030,303                   $0.19               $575,757                   $152
underlying prior
Regulation D Rule 506
offering.
--------------------------------------------------------------------------------------------------------------------------
Totals                               40,763,635                                    $27,265,556                 $7,197
--------------------------------------------------------------------------------------------------------------------------

(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2) The aggregate offering price of shares of our common stock is estimated solely for purposes of calculating the registration fees, as determined in accordance with Rule 457, as follows:

o For the common stock indicated in row I., above, the filing fee is based upon a bona fide estimate of the maximum offering price according to Rule 457(a);
o For the common stock underlying warrants in rows II. and III., above, the filing fee is based upon the price at which the warrants may be exercised according to Rule 457(g);
o For the common stock underlying our stock option plan indicated in row IV., above, the filing fee is based upon the price at which the options may be exercised according to Rule 457(h)
o For the common stock underlying prior Regulation D Rule 506 offering indicated in row V., above, the filing fee is based upon the average of the high and low sales price reported by the OTC Bulletin Board for the common stock on August 15, 2000, which was $0.19 per share according to Rule 457(c).

(3) Represents shares of our common stock issuable to Swartz Private Equity,LLC upon exercise of warrants issuable to Swartz as part of the investment agreement between Swartz and us. According to the investment agreement, we are required to issue to Swartz warrants to purchase a number of shares of common stock equal to 10% of the number of shares that we sell to Swartz under the investment agreement at exercise prices equal to 110% of the market price when the warrant is issued. The exercise price is subject to adjustment every six (6) months and is tied to the lowest closing price for the five trading days preceding the adjustment.

(4) Represents shares of common stock issuable to Swartz upon exercise of outstanding warrants we issued to Swartz according to the investment agreement. According to the investment agreement, we issued warrants to purchase up to 2,400,000 shares of common stock. We issued the warrants in May of 2000. 1,200,000 of the warrant shares bear an exercise price of $0.375, which is based upon the lowest closing price for the five days preceding June 26, 2000. The other 1,200,000 shares bear an exercise price that is the lower of:

o the lowest closing price for the 5 trading days prior to the effective date of this registration statement; or
o the lowest closing price for the 5 trading days prior to October 27, 2000.

The exercise price is subject to adjustment every six (6) months and is tied to the lowest closing price for the five trading days preceding the adjustment.

(5) Represents shares of common stock currently authorized under our 1999 stock option plan. Presently, all grants under our stock option plan have been issued with an exercise price of $0.5983 per share, although the plan allows grants to be made based upon the market price of our stock.

                                   PROSPECTUS

                             [Graphic not included]

                                COSMOZ.COM, INC.

                        40,763,635 SHARES of COMMON STOCK

Of the 40,763,635 shares of our common stock being sold in this offering, Cosmoz.com is offering 37,733,332 shares as follows:

o Up to 26,666,666 shares to Swartz Private Equity, LLC, which they may then sell to the public, according to an investment agreement between Swartz and us. The price to the public shall be the market price; the price to Swartz shall be the lesser of 91% of the market price of our shares during the twenty-day period following the date we deliver to Swartz a notice of our intent to sell shares, or the market price minus $0.075.

o Up to an additional 2,400,000 shares to Swartz upon exercise of warrants issued to Swartz. 1,200,000 of the warrant shares bear an exercise price of $0.375, which is based upon the lowest closing price for the five days preceding June 26, 2000. The other 1,200,000 shares bear an exercise price that is the lower of the lowest closing price for the 5 trading days prior to the effective date of this registration statement; or the lowest closing price for the 5 trading days prior to October 27, 2000. The exercise price is subject to adjustment every six
         (6) months and is tied to the lowest closing price for the five trading days preceding the adjustment.

o Up to an additional 2,666,666 shares may be issued to Swartz upon exercise of warrants that we may be required to issue to Swartz under our investment agreement. The offering price shall be 110% of the market price at the time the warrants are issued. The exercise price is subject to adjustment every six (6) months and is tied to the lowest closing price for the five trading days preceding the adjustment.

o Up to 6,000,000 shares to participating employees in our 1999 stock option plan. The offering price of these shares to our employees will the price at which the stock options are granted.

In addition, the selling shareholder, Tupelo Investments, Ltd. is offering up to 3,030,303 shares. Tupelo Investments, Ltd. is an investor who purchased unregistered shares under a private placement and who enjoys piggyback registration rights. The offering price of these shares will be the market price of our shares.

                     ---------------------------------------
                                 Trading Symbol:

                            OTC Bulletin Board: CMOZ
                     ---------------------------------------

Neither the SEC nor any state securities commission has approved these shares or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This Investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See "Risk Factors" beginning on page 5.

You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.


                                TABLE OF CONTENTS

PROSPECTUS SUMMARY................................................................................................5

RISK FACTORS......................................................................................................5

USE OF PROCEEDS..................................................................................................10

DIVIDEND POLICY..................................................................................................11

DILUTION.........................................................................................................11

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS............................11

DESCRIPTION OF SECURITIES TO BE REGISTERED.......................................................................16

OUR BUSINESS.....................................................................................................19

MANAGEMENT.......................................................................................................22

EXECUTIVE COMPENSATION...........................................................................................22

INDEMNIFICATION OF OUR DIRECTORS AND OFFICERS....................................................................23

RELATIONSHIPS AND RELATED TRANSACTIONS...........................................................................23

PRINCIPAL AND SELLING SHAREHOLDERS...............................................................................24

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION......................................................................25

DESCRIPTION OF CAPITAL STOCK.....................................................................................25

EXPERTS..........................................................................................................26

RECENT SALES OF UNREGISTERED SECURITIES..........................................................................26

ADDITIONAL INFORMATION...........................................................................................29

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.......................................................................29

UNDERTAKINGS.....................................................................................................30

SIGNATURES.......................................................................................................31

EXHIBIT 5.1. OPINION OF COUNSEL RE: LEGALITY.....................................................................32

EXHIBIT 10.4. INVESTMENT AGREEMENT BETWEEN US AND SWARTZ PRIVATE EQUITY, LLC.....................................36

EXHIBIT 10.5. PURCHASE WARRANT TO PURCHASE OUR COMMON STOCK ISSUED IN CONNECTION
WITH INVESTMENT AGREEMENT BETWEEN US AND SWARTZ..................................................................70

EXHIBIT 10.6. REGISTRATION RIGHTS AGREEMENT ISSUED IN CONNECTION WITH
INVESTMENT AGREEMENT BETWEEN US AND SWARTZ.......................................................................77

EXHIBIT 10.7. WARRANT SIDE AGREEMENT ISSUED IN CONNECTION WITH INVESTMENT AGREEMENT BETWEEN US AND SWARTZ........85

EXHIBIT 10.8. COMMITMENT WARRANT TO PURCHASE OUR COMMON STOCK ISSUED IN
CONNECTION WITH INVESTMENT AGREEMENT BETWEEN US AND SWARTZ.......................................................87

EXHIBIT 21. SUBSIDIARIES OF THE REGISTRANT.......................................................................95

PROSPECTUS SUMMARY

Our headquarters are located at 1515 South El Camino Real, Suite 100, San Mateo, California 94402, and our telephone number is (650) 358-1188. Our Web site address is www.cosmoz.com. The information on our Web site is not a part of this prospectus.


The Offering

o        Common stock we are offering for sale (1)                             37,733,332 shares

o        Common stock Tupelo is offering for sale (2)                           3,030,303 shares

o        Common stock presently outstanding                                     64,513,448 shares

o        Maximum common stock to be outstanding after the offering             105,277,083 shares

o        Expenses of the Offering, Estimated                                              $32,309

o        Present OTC Bulletin Board Trading Symbol                                           CMOZ

(1) Includes up to 26,666,666 shares of common stock issuable to Swartz, and up to an additional 5,066,666 shares issuable upon exercise of warrants held by or issuable to Swartz, and up to 6,000,000 shares issuable by us under our 1999 stock option plan.

We have an investment agreement with Swartz that operates as follows:

o Our agreement allows us to sell to Swartz up to $20,000,000 worth of our common stock.

o We determine number of shares that we wish to issue to Swartz, but the amount we sell is subject to volume limitations.

o Swartz pays us either the market price of the common stock less 7.5 cents, or 91% of the market price, whichever is less.

o        Swartz may either hold the shares, or sell them in the public market.

o        We  also  issued  a  warrant  to  Swartz  as  part  of  our  agreement.
         Specifically, we issued a warrant for 2,400,000 shares of our common stock. 1,200,000 of the warrant shares bear an exercise price of $0.375, which is based upon the lowest closing price for the five days preceding June 26, 2000. The other 1,200,000 shares bear an exercise price that is the lower of the lowest closing price for the 5 trading days prior to the effective date of this registration statement; or the lowest closing price for the 5 trading days prior to October 27, 2000. The exercise price is subject to adjustment every six (6) months and is tied to the lowest closing price for the five trading days preceding the adjustment.

o Swartz also has the right to additional warrants. Specifically, Swartz is entitled to warrants for 10% of the number of shares that we sell to them under our agreement. The price of a share under the warrants will be 110% of the market price when the warrant is issued. An example will illustrate: Say we sell 1,000,000 shares of our common stock to Swartz under our agreement with them. The market price of the shares when we sell our shares to Swartz is $1.00. Swartz is then entitled to a warrant for 10% of the number of shares we sold to them, which would be 100,000 shares. Swartz is entitled to a warrant price of 110% of the market price, which would be $1.10 per share. The exercise price is subject to adjustment every six (6) months and is tied to the lowest closing price for the five trading days preceding the adjustment.

(2) Purchased by Tupelo Investments, Ltd. from us in a private transaction with piggyback registration rights.

RISK FACTORS

You should carefully consider the risks described below and other information in this prospectus before deciding to invest in shares of our common stock. The risks and uncertainties described below are not the only ones we will face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISK FACTORS: COMPANY RISKS

We Have a Limited Operating History

We were incorporated in 1996, and we have operated under our current business model since early 1999. Our operations prior to January 1, 1999 offer little or no instructive guidance for our post-January 1, 1999 operations. We have only a limited operating history on which you can base an evaluation of our business and prospects. We have yet to achieve profitability. As an Internet company in the early stage of development, we face increased risks, uncertainties, expenses and difficulties. You should consider an investment in our company in light of these risks, uncertainties, expenses and difficulties.

We Are Not Yet a Profitable Company

We have incurred significant losses and cannot predict when, if ever, we will make a profit. As of March 31, 2000, our accumulated deficit was $9,145,736 and our total liabilities exceeded our total assets by $617,365. During the fiscal year ended June 30, 1999, we incurred a net loss of $1,307,473 on total revenues of $112,681. For the nine months ended March 31, 2000, we incurred a net loss of $3,242,040 on total revenues of $270,363. These losses have resulted primarily from our historical inability to achieve a level of revenues that is sufficient to cover our general operating expenses. We expect to incur additional operating losses in the future unless and until we are able to generate operating revenues sufficient to support expenditures. We cannot guarantee that sales of our products and services will ever generate sufficient revenues to fund our continuing operations, that we will generate positive cash flow from operations or that we will attain and then continue to make a profit in any future period.

We May Need Additional Capital in the Near Future

We have limited cash resources and need additional capital to pay our operating costs that are in excess of our revenues, manage our present portfolio of companies, and continue to increase our program of incubating and developing internet and technology companies. Based on the rate of our cash operating expenditures and our current plans, we anticipate our cash requirements for the next twelve months may be met primarily from the proceeds to be obtained from puts of our shares to Swartz under the investment agreement. However, our ability to obtain funds under the agreement is subject to certain conditions. These conditions include the effectiveness of this registration statement covering the resale of the shares sold under the investment agreement and a limitation on our ability to issue shares based on the volume of trading in the common stock. Although we are planning to satisfy our future cash requirements from improved sales, the recoupment of venture capital investments, the sale of wholly owned subsidiaries, the sale of Internet e-commerce services and advertising, we cannot guarantee that any funds required during the next twelve months or thereafter will be generated from these, or any other potential sources. The lack of additional capital could force us to substantially curtail or cease operations, which would have a material adverse effect on our business. Further, we cannot guarantee that any funds, if available, will be available on attractive terms or that they will not have a significantly dilutive effect on our existing shareholders.

Our Financial Statements Contain Going Concern Language

The footnotes accompanying our audited financial statements for our fiscal year ended June 30 1999 states that because of our net losses and liquidity problems, there is a concern that we will be unable to continue to operate. Our failure to manage future growth could harm us. We currently are experiencing a period of significant expansion in our staffing requirements, facilities and infrastructure and we anticipate that further expansion will occur. This expansion has placed, and we expect it will continue to place, a significant strain on our management, operational and financial resources.

We Need to Constantly Maintain and Update Our Infrastructure

We anticipate a need to constantly add new hardware, update software and add new engineering personnel to accommodate increased use of our websites. If we are unable to increase the capacity of our systems at least as fast as the growth in demand for this capacity, our websites may become unstable and may cease to operate for periods of time. Unscheduled downtime could harm our business and also could discourage users of our websites and reduce future revenues. If we are unable to hire and successfully train sufficient employees or contractors in the customer support area, users of our websites may have negative experiences and current and future revenues could suffer.

We Are Dependent on Key Personnel

Although current management has had experience in the development and operation of other businesses, it does not have direct prior experience in establishing or operating an incubator/accelerator business. We will need to retain experienced management for these segments of the business. The loss of the services of any of our executive officers or other key employees could harm our business. We do not have long-term employment agreements with any of our key personnel and we do not maintain any key person life insurance policies. The majority of our employees today have been with us less than one year and we expect that our rate of turnover and hiring will continue at a high pace. Our future success will depend on our ability to attract, train, retain and motivate highly skilled technical, managerial, marketing and customer support personnel. Competition for these personnel is intense and we may be unable to successfully attract, integrate or retain sufficiently qualified personnel. Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations.

Our Stock Price is Volatile

The trading prices of Internet stocks in general, and ours in particular, have experienced extreme price and volume fluctuations in recent months. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies in general, and ours in particular. The valuations of many Internet stocks, including ours, are still extraordinarily high, based on conventional valuation standards such as price to earnings and price to sales ratios. These trading prices and valuations may not be sustained. Negative changes in the public's perception of the prospects of Internet or e-commerce companies are likely to depress our stock price regardless of our results

Our Services Are Not Diverse, and We Must Expand Our Services

We will need to develop new services, features and functions in order to expand. Right now, we receive substantially all of our revenues from online advertising and through offering investor relations services. We plan to expand our operations by developing new or complementary services, products or transaction formats or by expanding the breadth and depth of services. We may be unable to expand our operations in a cost effective or timely manner. Even if we do expand, we may not maintain or increase our overall market acceptance. If we launch a new business or service that is not favorably received by consumers, it could damage our reputation.

We Are Very Dependent on Third Parties

We may pursue strategic relationships with third parties to provide many of our services. By using third parties to deliver these services, we may be unable to control the quality of the services, and our ability to address problems will be reduced if any of these third parties fails to perform adequately. Expanding our operations also will require significant additional developmental expense and will strain our management, financial and operational resources. The lack of market acceptance of any new services could harm our business. Acquisitions could result in dilution, operating difficulties and other harmful consequences.

We Are Subject to Liability Risks

We are subject to risks associated with information disseminated through our Websites. We provide financial information such as investment advice and stock quotes. Similarly, we operate financial-related message boards. The participants in such message board activity may subject us to suit or subpoena as a result of their statements. As we do not currently carry any liability insurance that covers this type of exposure, any costs incurred as a result of this liability or asserted liability could harm our business. Because materials may be downloaded from the Internet and subsequently distributed to others, there is a potential that claims will be made against us for defamation, negligence, copyright or trademark infringement, personal injury or other theories based on the nature, content, publication and distribution of such materials.

We Are Dependent on Our Physical and Technological Infrastructure

System failures could harm our business. Our future success in the Internet business, and ability to provide high quality customer service to our members, will depend on the efficient and uninterrupted operation of our computer and communications hardware and software systems. The computer web servers for operating our services are currently located off-site. These systems and operations are vulnerable to damage or interruption from hurricanes, floods, fires, power loss, telecommunication failures and similar events. Our systems are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. We do not have fully redundant systems, a formal disaster recovery plan or alternative providers of hosting services, and we do not carry any business interruption insurance to compensate us for losses that may occur. Despite any precautions we may take, the occurrence of a natural disaster or other unanticipated problems with our servers could result in interruptions in our services. In addition, the failure by our communications providers to provide our required data communications capacity could result in interruptions in our service. Any damage to or failure of our systems could result in interruptions in our service. Such interruptions would harm our future revenues and profits if our members believe that our system is unreliable.

Computer Break-Ins, Vandalism, and Computer Viruses Can Harm Us

Unauthorized break-ins to our service or computer or communications systems could harm our business. Our servers and systems are vulnerable to computer viruses. Viruses are becoming more common and more sophisticated. Our servers and systems are also subject to physical or electronic break ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to complete on line transactions. In addition, unauthorized persons may improperly access our data.

We Are Controlled by Some Shareholders, Executive Officers and Directors

As of the date of this Offering, our executive officers and directors and their affiliates own significant amounts of our outstanding common stock. Several other shareholders hold a significant percentage of our shares and can thus exercise significant control over us. As a result, they may have the ability to control our company and direct our affairs and business, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of our company and may make some transactions more difficult or impossible without the support of these shareholders. Any of these events could decrease the market price of our common stock.

We Have Indemnified Our Directors, Officers, Employees, and Agents

Our Articles of Incorporation provide for the indemnification of our officers, directors, employees and agents. Under most circumstances, they are indemnified against attorneys' fees and other expenses incurred by them and judgments rendered against them in any litigation to which they become a party arising from their association with or activities on our behalf. We may also bear the expenses of such litigation for any of our officers, directors, employees or agents, upon their promise to repay such sums if it is ultimately determined that they are not entitled to indemnification. This indemnification policy could result in substantial expenditures by us that we may be unable to recoup even if we are entitled to do so.

We Expect That Many Existing Shareholders Intend to Sell Their Shares

A significant number of shares are eligible for sale and their sale could depress our stock price. We have a significant market overhang on our common stock because in the past we have paid many of the people with whom we have done business with restricted shares of our common stock instead of cash. It is likely that these stockholders will continue to sell in the future. Sales of substantial amounts of our common stock including shares issued upon the exercise of outstanding options in the public market after this offering could depress the market price of our common stock. These sales also might make it more difficult for us to sell equity or equity related securities in the future at a time and price that we deem appropriate.

If You Buy Our Shares, You Will Suffer Dilution

The assumed price at which you will purchase shares is substantially higher than the net tangible book value per outstanding share of common stock. You will therefore incur immediate and substantial dilution in the net tangible book value of the shares that you purchase. Additional dilution will occur upon the exercise of outstanding stock options.

We Do Not Manage Some of Our Assets

Some of our assets are represented by ownership interests in other companies. Often, the operation of such other companies is beyond our control. The management of such companies may make decisions that we are powerless to control, and the value of our investment may suffer, and our business may be adversely affected.

We Expect our Operating Results to Fluctuate Greatly

We expect significant fluctuations in future quarterly operating results. Such fluctuations have been and may in the future be caused by numerous factors, many of which are outside our control including demand for our products and services, incurrence of costs associated with acquisitions, divestitures and investments, the timing of divestitures, market acceptance of new products and services, specific economic conditions in the Internet industry, and general economic conditions. The emerging nature of commercial use of the Internet makes predictions concerning future revenues difficult. We believe that period-to-period comparisons of its results of operations will not necessarily be meaningful and should not be relied upon as indicative of future performance. Also, it is possible that in some future quarters our operating results will be below the expectations of securities analysts and investors. In such circumstances, the price of our common stock may be adversely affected.

We Do Not and Will Not Pay Dividends

To date, we have not paid any dividends on our common stock and we do not intend to declare any dividends in the foreseeable future. Any future profits will be reinvested in our company to attempt to expand its business operations.

Related Party Transactions

There are some transactions to which we are a party and some matters affecting us have or will result in a material benefit to certain of our directors and executive officers, or may create conflicts of interest. Some of the proceeds we will receive from puts of our shares to Swartz under the investment agreement we will pay to our affiliates in the form of salaries, payment for legal fees, and repayment of bridge financing.

RISK FACTORS: INDUSTRY RISKS

The Market for Investment-Related Websites Is Intensely Competitive

One of our core businesses is the operation of Investment-Related Websites. We currently or potentially compete with many other companies. There are many other companies that offer a site or a service that competes with sites or services offered by one or more of our properties. Quicken.com, Yahoo!Finance, CNBC, RagingBull.com, and numerous other financial websites sites compete with the financial information services provided by our subsidiaries such as FinancialContent.com, StreetIQ.com, MonsterQuote.com, and BuckInvestor.com. Many of our competitors are more experienced, more well funded, and have higher brand-recognition than us and our subsidiaries, among numerous other advantages. Additionally, other competitors undoubtedly will enter the market.

The Market for Investor Relations Services Is Intensely Competitive

The staff that comprises our ProfitWire subsidiary is inexperienced, and ProfitWire does not presently maintain an active base of existing customers. Many of our competitors are more experienced, more well funded, and have higher brand-recognition than us and our subsidiaries, among numerous other advantages. Additionally, other competitors undoubtedly will enter the market.

Internet Regulation Could Harm Us

New and existing regulation of the Internet could harm our planned business activities. We are subject to the same federal, state and local laws as other companies conducting business on the Internet. Today there are relatively few laws specifically directed towards Internet services. However, due to the increasing popularity and use of the Internet, it is possible that laws and regulations will be adopted for the Internet or online services. Changes to existing laws or the passage of new laws intended to address these issues could directly affect the way we do business or could create uncertainty in the marketplace. This could reduce demand for our services, increase the cost of doing business because of litigation costs or increased service delivery costs, or otherwise harm our business. In addition, because our services are accessible worldwide, and we intend to facilitate sales of goods to members worldwide, foreign jurisdictions may claim that we are required to comply with their laws. Our failure to comply with foreign laws could subject us to penalties ranging from fines to bans on our ability to offer our services. In the United States, companies are required to qualify as foreign corporations in states where they are conducting business. As an Internet company, it is unclear in which states we are actually conducting business. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify and could result in our inability to enforce contracts in those jurisdictions. Any new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could harm our business.

We Are Dependent Upon the Continued Growth of the Internet

Our future success is dependent upon the continued growth of the Internet. Assuming we are successful in achieving an acceptable level of market recognition, our future revenues and profits will be substantially dependent upon the widespread acceptance of the Internet. Rapid growth in the use of and interest in the Web, the Internet and online services is a recent phenomenon. This acceptance and use may not continue. Even if the Internet is accepted, concerns about fraud, privacy and other problems may mean that a sufficiently broad base of consumers will not adopt the Internet as a medium of commerce. In particular, our websites require users to make publicly available their email addresses and other personal information that some potential users may be unwilling to provide. These concerns may increase as additional publicity over Internet privacy issues increases. Market acceptance for recently introduced services and products over the Internet is highly uncertain, and there are few proven services and products. In order to expand our member base, we must appeal to and acquire consumers who historically have used traditional means of commerce to purchase goods.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that address, among other things, market acceptance of our solutions, expansion into new targeted industries, product development, sales and marketing strategies, development and maintenance of strategic alliances, technological advancement, global expansion, use of proceeds, projected capital expenditures, liquidity and availability of additional funding sources. These statements may be found in the sections of this prospectus entitled Prospectus Summary, Risk Factors, Use of Proceeds, Management's Discussion and Analysis of Financial Condition and Results of Operations, Our Business and in this prospectus generally. In some cases, you can identify forward-looking statements by terminology such as may, will, should, expects, plans, anticipates, believes, estimates, predicts, potential, continue or the negative of such terms or other comparable terminology. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed in Risk Factors and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

USE OF PROCEEDS

We expect to receive between approximately $12,000,000.00 to $27,500,000.00 in net proceeds from the sale of the shares of common stock in this offering, depending on the number of shares put to Swartz under the investment agreement, and after deducting estimated offering expenses payable by us. We generally intend to use the net proceeds of this offering for the following purposes:

o        working capital and other general corporate purposes
o        expansion of our sales and marketing activities
o        expansion of our FirstParsec business enterprise development service
o        acquisition of additional businesses, products and technologies

We are not currently engaged in any negotiations for any acquisition or strategic investment. The amounts that we actually expend for working capital purposes will vary significantly depending on a number of factors, including future revenue growth, if any, the amount of cash we generate from operations and the progress of our product development efforts. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending the uses described above, we will invest the net proceeds in short-term, interest-bearing, investment-grade securities.

DIVIDEND POLICY

We have never declared or paid dividends on our capital stock and do not anticipate paying any dividends in the foreseeable future. We currently intend to retain any future earnings for the expansion and operation of our business.

DILUTION

Purchasers of common stock offered will suffer an immediate and substantial dilution in the net tangible book value per share. Dilution is the amount by which the initial public offering price paid by the purchasers of the shares of common stock will exceed the net tangible book value per share of common stock after the offering. The net tangible book value per share of common stock is determined by subtracting total liabilities from the total book value of the tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding on the date the book value is determined. As of March 31, 2000, we had a tangible book value of $207,454 or $0.003 per share. After giving effect of this offering at an assumed initial price of $0.50 per share, the application of the proceeds of this offering as described under the Use of Proceeds section and after deducting the assumed book value as of March 31, 2000, would have been $18,207,454, or $0.179 per share. This represents an immediate increase in net tangible book value to existing stockholders of $0.176 per share and an immediate dilution to new investors of $0.321 per share. The following table illustrates this per share dilution:

Dilution to New Shareholders:

o  Estimated offering price                                           $0.50
o  Net tangible book value before offering                         $207,454
o  Increase attributable to payments by new shareholders        $18,000,000
o  Net tangible book value after Offering                       $18,207,454
o  Dilution to new shareholders                                      $0.321

MANAGEMENT'S   DISCUSSION  AND  ANALYSIS  OF  FINANCIAL  CONDITION  AND  RESULTS
OFOPERATIONS.

For an overview of our company and our operations, please see the section entitled Our Business, below.

We obtained initial working capital for our new Internet related operations through a blend of equity and debt financing. In January 1999, we commenced our Internet operations and we raised $715,875 in cash and $281,250 in services from the sale of common stock in accordance with Regulation D, Rule 504. We converted $2,750,000 of short term debt financing into 2,750,000 shares of restricted common stock in July 1999. We issued common stock for services. Our initial focus was to develop an Internet-portal for age 21-35 investors. We developed our own portal, and we made strategic acquisitions of Internet properties. The following is a summary of the Internet properties we acquired:

o On May 5, 1999, we completed the acquisition of BuckInvestor.com, Inc., a privately held online financial information content provider, through the issuance of 900,000 shares of our common stock, having a market value of $1,012,500 at the time of the transaction. The acquisition was accounted for as a purchase in accordance with the provisions of APB
         16. We recorded goodwill of $1,006,700, which we will amortize over seven years. Results of operations for BuckInvestor.com have been included with our results subsequent to the date of acquisition. The historical financial results of BuckInvestor.com were de minimis, prior to date of the acquisition.

o On May 6, 1999, we acquired a 49% interest in MB Technologies, Inc., a privately held operator of online message boards. Under the terms of the acquisition, we issued 100,000 shares of our common stock with a market value of $112,800 for 49% interest in MB Technologies. The difference between the amount paid and the value of the pro rata share of MB's stockholders' equity was recorded as goodwill. We recorded goodwill of $112,899, which we will amortize over seven years. The historical financial results of MB Technologies were de minimis. We exercised our option to purchase the remaining 51% interest in MB Technologies on July 30, 1999. We issued 150,000 shares of our common stock with a market value of $315,000 to acquire the remaining 51% ownership interest. We recorded goodwill of $315,149, which we will amortize over seven years.

o On June 10, 1999, we completed the acquisition of all outstanding shares of KingFine, Inc., a privately-held online financial information content provider and operator of an online message board, through the issuance of 200,000 shares of our common stock for all of KingFine's outstanding shares. The acquisition was accounted for as a pooling of interests. The consolidated financial statements for the year ended June 30, 1999 and the accompanying notes reflect our financial position and the results of operations as if KingFine were our wholly owned subsidiary since inception.

o On August 9, 1999, we completed the acquisition of all outstanding shares of StreetIQ, Inc., a privately-held online financial information content provider focusing on women investors, through the issuance of 400,000 shares of our common stock, a market value of $800,000 at the time of transaction. The acquisition was accounted for as a purchase in accordance with the provision of APB 16. Results of operations for StreetIQ, Inc. have been included with our results subsequent to the date of acquisition. We recorded goodwill of $800,199, which we will amortize over seven years. The historical financial results of StreetIQ, Inc. were de minimis.

o On October 7, 1999, we completed the acquisition of all outstanding shares of iTrack, Inc., a privately-held online auction monitoring service that lets users track specific products on various online auction houses, through the issuance of 1,225,000 shares of our common stock, a market value of $1,722,595 at the time of transaction, for all of iTrack's outstanding shares. The acquisition was accounted for as a purchase in accordance with the provision of APB 16. Results of operations for iTrack have been included with our results subsequent to the date of acquisition. We recorded goodwill of $1,722,594, which we will amortize over seven years. The historical financial results of iTrack were de minimis.

o On January 5, 2000, we completed the acquisition of Ivory Acquisition Corporation, a fully reporting company under regulation 12(g) of the Securities Exchange Act of 1934. Ivory has no material assets or liabilities. The business combination is accounted for under the pooling of interest method of accounting. The operations of Ivory before the acquisition date were de minimis. We incurred acquisition related cost of $100,000. We issued 250,000 shares of our common stock in exchange for all outstanding shares of Ivory.

o In March, 1999, Cosmoz Online Ltd., a privately held foreign corporation, entered into an exclusive marketing arrangement with us for a sole purpose of developing and promoting Cosmoz Online's online casinos. Under the terms of this marketing arrangement, we agreed to promote Cosmoz Online's online casinos as stand alone businesses. In exchange for its services, we received a one-time fee for $20,000 and a 5% commission on all player deposits generated from the casinos' online activities. Cosmoz Online currently operates five online casinos:
         DragonCasino.com, RealBet.com, Tikicasino.com, DesertCasino.com and KingsCourtCasino.com.

We earn operating revenues from two principal sources. First, we earn revenues from the sale of banner and sponsorship advertisements that appear on our Internet websites. Sponsorship advertising contracts have terms ranging from one month to one year, longer than standard banner advertising contracts and also involve more integration with our web-sites, such as the placement of buttons that provide users with direct links to our advertisers' websites. Advertising revenues on both banner and sponsorship contracts are recognized on a prorated basis over the period in which the advertising is displayed, if no significant company obligations remain at the end of a period and collection of the resulting receivable is probable. We have agreements that provide revenue from electronic commerce transactions. We recognize these revenues upon notification from the advertiser of revenues earned by us.

We earn our second revenue source from providing investor relations services to other companies through our ProfitWire subsidiary. We distribute advertisements and reports through our family of financial websites and through an opt-in email list on behalf of growth stock companies. We obtained this opt-in email list through marketing efforts in our family of investment-related websites. ProfitWire also recently began offering standard investor relations services. We often receive payment in shares of stock in lieu of cash.

Costs and expenses are recognized as incurred. The majority of costs and expenses are related to advertising, salaries, management fees, public and investor relations services, and amortization of goodwill.

Cost of revenue includes purchase of electronic mail distribution lists and any directly related customer acquisition costs.

Sales and marketing expenses consist principally of salaries and benefits for sales, marketing and associated support group personnel. Also included are the costs for public relations, advertising, tradeshows and marketing materials.

Product and development expenses consist primarily of salaries and benefits for research and development personnel and also include related expenses, such as general hardware and software costs and fees paid to outside contractors for quality assurance activities, maintenance activities, web hosting, financial content news feeds and stock quotes. Costs incurred in the development of new products or properties and enhancements to existing products are charged to expense as incurred until technological feasibility is achieved. Material software development costs incurred subsequent to the establishment of technological feasibility are capitalized. Technological feasibility is determined based on the completion of a working model. We have not incurred material software development costs and accordingly have not capitalized any software development costs.

General and administrative expenses consist of salaries and benefits for executive staff and administrative personnel, management fees paid to SharpManagement for the services of Wilfred Shaw, chairman and chief executive officer, facility costs, recruiting, legal, accounting and other general corporate expenses.

Amortization expenses consist of amortization of goodwill. Goodwill from the acquisition of Internet properties is amortized over seven years.

Investment gain/loss resulted from sales of marketable securities that are classified as available-for-sale as of the balance sheet date and are reported at fair value, with unrealized gains and losses, net of tax recorded in shareholders' equity. We invest our excess cash in mutual funds and equity securities traded on national stock markets. Realized gains or losses and permanent declines in value, if any, on available-for-sale securities are reported in other income or expense as incurred. We had approximately $25,000 in investment loss during the nine-month period ended March 31, 2000. We had approximately $5,000 in investment gain during the year ended June 30, 1999.

During the fiscal year ended June 30, 1999, we terminated our acquisition of Investors Guru, a website specializing in providing financial content to investors. Under the terms of the purchase agreement, we made an initial payment of $200,000 to the owners of Investors Guru, which was forfeited when the acquisition was terminated by us. Accordingly, we recorded a one-time charge of $200,000 as a result of the terminated acquisition.

We have incurred net losses and negative cash flows from operations. For the year ended June 30, 1999, we had a net loss of $1,009,528 from continuing operations and a net loss of $297,945 from discontinued operations. We have been able to raise capital through the sale of our common stock. The cash we raised is used to fund operations. We intend to continue to fund, acquire and develop Internet companies by providing strategic consulting services, business services and seed capital to emerging companies that are developing Internet web sites or web-enabling technologies. We believe that we will continue to incur operating losses and negative cash flow for the foreseeable future. In addition, we believe that as a result of the rapidly evolving nature of our business and our limited operating history, period-to-period comparisons of our revenues and operating results are not meaningful and should not be relied upon as indicators of future performance.

During fiscal year ended June 30, 1999, consolidated revenue from discontinued operations was $64,769. Cost of revenues was $16,016. Operating expenses from discontinued operation were $119,163. Loss on disposal of operations, including a provision of $98,685 for loss contingency. Total loss from discontinued operations was $297,945. We discontinued operations in Canada by July, 1998, however, some minor costs associated with the closing were incurred till October 1998.

Results of Operations for the fiscal year ended June 30, 1999

Revenues. Revenues from continuing operations were approximately $48,000 for the year ended June 30, 1999, approximately $25,000 were attributed to commission income from an exclusive marketing agreement with Cosmoz Online's online casinos. Revenues from discontinued operations were approximately $65,000 for the year ended June 30, 1999.

Cost of revenues. Cost of revenues from discontinued operations for the year ended June 30, 1999 was approximately $16,000.

Sales and marketing. Sales and marketing expenses from continuing operations were approximately $106,000 for the year ended June 30, 1999. Advertising costs were approximately $93,000. Total sales related expenses were $13,000. Sales and marketing costs included participation in trade shows. Advertising costs comprised of advertising online and traditional media through radio.

Product development. Product development expenses from continuing operations were approximately $118,000 for the year ended June 30, 1999.

General and administrative. General and administrative expenses from continuing operations were approximately $594,000 for the year ended June 30, 1999 including administrative personnel, third party public relations services, investor relations expenses, general operating facilities, legal, accounting fees, telephone and other support costs. General and administrative expenses from discontinued operations were approximately $119,000.

Amortization of intangibles. Amortization of intangibles expenses were approximately $27,000 for the year ended June 30, 1999 due to acquisitions of Internet properties recorded under the purchase method in accordance with the provisions of APB 16. Intangible assets are being amortized on a straight-line basis over seven years.

Non-recurring costs. Non-recurring costs were approximately $16,000 for the year ended June 30, 1999 due to currency translation loss from discontinued Canadian operations.

Depreciation and amortization. Depreciation and amortization expenses were approximately $1,000 for the year ended June 30, 1999 due to purchase of property and equipment which are depreciated over the estimated useful lives of the assets using the straight-line method.

Other income (loss). Net other income was approximately $5,000 for the year ended June 30, 1999 due to gain on sale of marketable securities.

Extraordinary loss. Extraordinary loss was $200,000 for the year ended June 30, 1999 resulted from loss of initial payment made to Investors Guru upon the termination of purchase agreement.

Loss on disposal of operations. Loss of disposal of operations from discontinued operations was approximately $228,000 including a provision of approximately $100,000 for loss contingency.

Results of Operations for the nine months ended March 31, 2000 compared to the nine months ended March 31, 1999

Revenues. Revenues increased to approximately $270,000 in the nine-month period ended March 31, 2000 from $498 in the nine-month period ended March 31, 1999. This growth in revenues was primarily attributable to revenues derived from our ProfitWire subsidiary. Total revenues derived from ProfitWire since inception was approximately $137,000. We expect the growth should continue due to our continual development of ProfitWire's sales team.

Cost of revenues. Cost of revenues increased to approximately $34,000 in the nine-month period ended March 31, 2000 from $0 in the nine-month period ended March 31, 1999 because of electronic mail distribution expenses related to ProfitWire.

Sales and marketing. Sales and marketing expenses increased to approximately $659,000 in the nine month period ended March 31, 2000 from $0 in the nine month period ended June 30, 1999 as a result of various advertising campaigns, trade show, direct sales, marketing and related support personnel. We expect to increase our sales and marketing expenses by focusing on direct sales and promotions.

Product development. Product development expenses increased to approximately $370,000 in the nine-month period ended March 31, 2000 from $30,000 in the nine-month period ended March 31, 1999 due to increase in product development personnel and other related expenses.

General and administrative. General and administrative expenses increased to approximately $1,944,000 in the nine month period ended March 31, 2000 from $112,000 in the nine month period ended March 31, 1999 due to a significant increase in administrative personnel, management fees, third party public relations services, investor relations expenses, and the significant growth in general operating facilities, legal, accounting fees, telephone and other support costs related to our expansion.

Amortization of intangibles. Amortization of intangibles expenses increased to approximately $359,000 in the nine month period ended March 31, 2000 from $0 in the nine month period ended March 31, 1999 due to an increase in the acquisitions of subsidiaries recorded under the purchase method in accordance with the provisions of APB 16. Intangible assets are being amortized on a straight-line basis over 7 years.

Non-recurring costs. Non-recurring costs increased to approximately $100,000 in the nine month period ended March 31, 2000 from $0 in the nine month period ended March 31, 1999 due to an increase in the transaction costs of acquisitions and initial filing expenses.

Depreciation and amortization. Depreciation and amortization expenses increased to approximately $21,000 in the nine month period ended March 31, 2000 from $0 in the nine month period ended March 31, 1999 due to increase in property and equipment which are depreciated over the estimated useful lives of the assets using the straight-line method.

Other income (loss). Net other loss increased to approximately $25,000 in the nine-month period ended March 31, 2000 from $0 in the nine-month period ended March 31, 1999 due to investment loss from sale of marketable securities.

Liquidity and Capital Resources

To date, we have financed our operations primarily through the private placement of equity securities and conversion of debt to common stock. For the year ended June 30, 1999, we generated net proceeds from financing activities of $2,803,258. In the nine month period ended March 31, 2000, we generated net proceeds from financing activities of $741,267. Net cash used in operating activities from the period of July 1, 1998 to June 30, 1999 was $698,247 and resulted from net losses, decreases in accounts receivable, and decreases in inventory. These amounts were partially offset by an increase of accrued expenses and non-cash charges. Net cash used in operating activities from the period of July 1, 1999 to March 31, 2000 was $1,870,610 and resulted from net losses, decreases in accounts receivable. These amounts were partially offset by an increase of accrued expenses, security deposits required for our new office and non-cash charges.

Net cash used in investing activities from the period of July 1, 1998 to June 30, 1999 included purchases of marketable securities, net of capital expenditures and equipment disposal of $1,723,176. The purchases of marketable securities were incurred due to its excess cash from equity raised. Net cash provided by investing activities from the period of July 1, 1999 to March 31, 2000 included sale of marketable securities, purchase of long-term investments and capital expenditures of $913,647.

Our future capital requirements depend on numerous factors, including market acceptance of our services, the timing and rate of expansion of our business, the resources we allocate to our customers and FirstParsec/Acceleration projects and other factors. We have experienced substantial increases in our expenditures since January 1, 1999 consistent with growth in our operations and personnel, and we anticipate that our expenditures will continue to increase in the foreseeable future. Our continued existence is dependent upon our ability to increase operating revenues and/or raise additional equity financing. If additional funds are raised through the issuance of equity securities, dilution to existing shareholders may result.

DESCRIPTION OF SECURITIES TO BE REGISTERED

We are authorized to issue 200,000,000 shares of common stock with a par value of $.001. We have a second class of authorized stock; specifically, we have authorized 50,000,000 shares of preferred stock at a par value of $0.001 per share. We have never issued shares of preferred stock. As of July 31, 2000, we have issued 64,513,448 shares. All issued shares of common stock are fully paid and non-assessable. All of our common stock has one equal non-cumulative vote on all corporate matters. All of our shares participate equally in any dividends or liquidation distributions. There are no pre-emptive rights relative to the issuance of additional common stock. We have never paid dividends and will not do so in the foreseeable future. We have retained the services of American Stock Transfer & Trust Company to serve as our transfer agent.

Our common stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, and is listed on the OTC Bulletin Board under the symbol "CMOZ." On August 15, 2000, the last reported sale price of the common stock was $0.19 per share. As of August 15, 2000 there are 64,513,448 shares currently issued and outstanding. We have never declared dividends.

THE INVESTMENT AGREEMENT BETWEEN SWARTZ AND US

On June 26, 2000, we entered into an investment agreement with Swartz Private Equity, LLC. According to the investment agreement, we may, in our sole discretion and subject to certain restrictions, periodically sell shares of our common stock to Swartz. We call each sale of shares a "put". Under the investment agreement, we may sell up to $20,000,000 of our shares. We may begin putting shares when the shares become registered, and for 3 years after. The investment agreement allows us to choose to sell common stock to Swartz at times that we decide are advantageous. The investment agreement is not a debt instrument. Any put exercised by us is the sale of common stock and not a loan.

How a Put Works

We must deliver an advance put notice to Swartz at least ten business days prior to the date that we intend to sell common stock to Swartz. The advance put notice must state the put date as well as the number of shares of common stock that we intend to put to Swartz. The notice may also state a minimum purchase price per share which cannot be greater than 80% of the closing bid price of our common stock on the date of the advance put notice. The number of shares Swartz may be required to purchase in a given put is the lesser of the actual number of shares we intend to sell to Swartz as set forth in the advance put notice we deliver and the "Individual Put Limit".

The Individual Put Limit is equal to the lesser of the following:

o 15% of the sum of the aggregate daily reported trading volumes of our common stock, during the 20 business days prior to the date of the put, excluding any trading day in which the common stock trades below a minimum price, if any, that we specify in our put notice, and also excluding any block trades of common stock equal to or exceeding the lesser of 50,000 shares or $50,000 worth of stock;
o        1,500,000 shares of common stock;
o The number of put shares which, when multiplied by their respective put share prices, equals the maximum put dollar amount, which is the lesser of the maximum put amount set forth in our advance put notice or $2,000,000; or
o A number of shares that, when added to the number of shares acquired by Swartz under the investment agreement during the 31 days preceding the put date, would exceed 9.99% of our total number of shares of common stock outstanding, as calculated under Section 13(d) of the Securities and Exchange Act of 1934.

How the Put Price Is Calculated

The purchase price for the shares that we put to Swartz is based upon the market price of our shares. The market price we use is the lowest closing bid price for our common stock during the twenty-day pricing period that begins the day after the date we select as the put date, subject to a minimum purchase price if we designate one in our advance put notice. Then we calculate the purchase price as follows: The purchase price that we receive is the lesser of the following:

o        The market price for the put shares minus $.075
o        91% of the market price
o But not less than our designated minimum put share price, if we designated one in our advance put notice.

We Issued a Warrant to Swartz as Part of Our Investment Agreement.

As part of our investment agreement with Swartz, we issued warrants to Swartz to purchase 2,400,000 shares of our common stock. We call this warrant the commitment warrant. 1,200,000 of the warrant shares bear an exercise price of $0.375, which is based upon the lowest closing price for the five days preceding June 26, 2000. The other 1,200,000 shares bear an exercise price that is the lower of the lowest closing price for the 5 trading days prior to the effective date of this registration statement; or the lowest closing price for the 5 trading days prior to October 27, 2000. The exercise price is subject to adjustment every six (6) months and is tied to the lowest closing price for the five trading days preceding the adjustment. Thus, if the market price of our stock goes down, the price of a share under the warrant goes down. By this prospectus, we seek to register the shares underlying these warrants. The commitment warrant shall expire 5 years after it was issued.

Swartz Also Receives Additional Warrants Each Time We Put

Swartz is entitled to warrants for 10% of the number of shares that we sell to them under our agreement. We call these warrants the purchase warrants. The price of a share under the purchase warrants will be 110% of the market price when a purchase warrant is issued. An example will illustrate: Assume we sell 1,000,000 shares of our common stock to Swartz under our agreement with them. Then assume that the market price of the shares when we sell our shares to Swartz is $1.00. Swartz is then entitled to a purchase warrant for 10% of the number of shares we sold to them, which would be 100,000 shares. Swartz is entitled to a purchase warrant price per share of 110% of the market price per share, which would be $1.10 per share. The warrants have a semi-annual reset provision, which means that if the market price of our stock goes down, the price of a share under the warrant goes down. By this prospectus, we seek to register the shares underlying these warrants. The warrants shall expire 5 years after it is issued.

General Information About the Warrants

The shares of common stock underlying the commitment and purchase warrants will be fully paid and nonassessable. We will pay any transfer tax incurred as a result of the issuance of the common stock to the warrant holders upon exercise. Each of the warrants contains provisions that protect the holder against dilution by adjustment of the exercise price. Such adjustments will occur in the event of a merger, stock split or reverse stock split, stock dividend or recapitalization. We are not required to issue fractional shares upon the exercise of any registered shareholder warrants. The warrants may be exercised upon surrender on or before the expiration date at our offices, with an exercise form completed and executed, accompanied by payment of the exercise price for the number of shares for which the warrant is being exercised.

For the life of each of the Swartz warrants, the holder thereof has the opportunity to profit from a rise in the market price of the common stock without assuming the risk of ownership of the shares of common stock issuable upon the exercise of the warrants. The warrant holder may be expected to exercise the warrants at a time when we would, in all likelihood, be able to obtain any needed capital by an offering of common stock on terms more favorable than those provided for by the Swartz warrants. Furthermore, the terms on which we could obtain additional capital during the life of the Swartz warrants may be adversely affected.

Short Sale Restrictions

Swartz and its affiliates are prohibited from engaging in short sales of our common stock unless they have received a put notice and the amount of shares involved in a short sale do not exceed the number of shares specified in the put notice.

Cancellation of Puts

We must cancel a particular put if between the date of the advance put notice and the last day of the pricing period:

o We discover an undisclosed material fact relevant to Swartz's investment decision
o The registration statement registering resales of the common shares becomes ineffective, or
o Our shares are delisted from the then primary exchange.

Non-Usage Fee

If we have not put a minimum of $1,000,000 in shares during any six month period of time during the three year term of the investment agreement, we will be required to pay Swartz a non usage fee equal to the difference of $100,000 minus 10% of the aggregate dollar amount of the shares we put to Swartz during such six month period. Also, we can terminate the investment agreement if we pay a penalty as follows: In the event that we terminate the investment agreement with Swartz or if the agreement terminates automatically, we must pay Swartz a termination fee equal to the difference of $200,000 minus 10% of the aggregate dollar amount of the shares we put to Swartz during all puts up to such date.

Shareholder Approval

We may issue more than 20% of our outstanding shares. If we become listed on the Nasdaq Small Cap Market or Nasdaq National Market, then we must get shareholder approval to issue more than 20% of our outstanding shares. Since we are currently a bulletin board company, we do not need shareholder approval.

We Are Restricted From Some Transactions

During the term of the investment agreement and for a period of one year thereafter, we are prohibited from some transactions. These include the issuance of any debt or equity securities in a private transaction which are convertible or exercisable into shares of common stock at a price based on the trading price of the common stock at any time after the initial issuance of such securities or with a fixed conversion or exercise price subject to adjustment. We are also prohibited from entering into any private equity line type agreements similar to the investment agreement without obtaining Swartz' prior written approval. Swartz has a right of first refusal to purchase any variable priced securities offered by us in any private transaction that closes on or prior to six months after the termination of the investment agreement.

Swartz Enjoys a Right of Indemnification

We are obligated to indemnify Swartz and their stockholders, officers, directors, employees and agents from all liability and losses resulting from any misrepresentations or breaches we make in connection with the investment agreement and its related documents, or this prospectus.

Additional Information About Swartz

Swartz has not had any material relationship with us or any of our affiliates within the past three years other than because of the ownership of our shares, through the placement by Swartz or its affiliates of our shares or because of the negotiation and the execution of the investment agreement. The natural person controlling Swartz is Eric Swartz.

Under our investment agreement with Swartz we agreed to register these shares of common stock to permit their resale by Swartz from time to time to the public without restriction. We will prepare and file such amendments and supplements to this registration statement as may be necessary in accordance with the rules and regulations of the Securities Act to keep it effective until the earlier to occur of (i) the date as of which all of the shares of common stock may be resold in a public transaction without volume limitations or other material restrictions without registration under the Securities Act, or (ii) the date as of which all of the shares of common stock offered hereby have been resold.

We have agreed to pay the expenses incurred other than broker discounts and commissions, if any in connection with this Prospectus.

OUR BUSINESS.

Company Overview

We are an accelerator/incubator company that develops and acquires Internet companies. We provide strategic consulting, business services and seed capital to emerging companies that are developing Internet web sites or web-enabling technologies. We also showcase our portfolio of holdings through a consumer-friendly marketing portal.

We were incorporated in the State of Delaware on October 15, 1996, as MIS International, Inc., which merged with MIS Multimedia Interactive Services, Inc., a Canadian Corp., on July 1, 1997. We changed our name to Cosmoz.com, Inc. on December 17, 1998. On January 5, 2000, we acquired Ivory Acquisition Corporation, a fully reporting blank check company. Following the acquisition, we thus became the reporting company under Rule 12g-3 of the Securities Exchange Act of 1934. Presently, our headquarters are located in San Mateo, California.

MIS Multimedia Interactive Services, Inc. and its subsidiaries, Pretzel Franchising, Inc. and Wheel-to-Wheel Franchising, Inc., all Canadian
Corporations, were engaged in the business of operating retail stores and selling franchise licenses. We ceased all Canadian operations by January 1, 1999, and our Canadian subsidiaries are inoperative and we are presently winding up their affairs. In early 1999, concurrently with our name change and the termination of our Canadian operations, we developed our current business model. Therefore, our financial information prior to January 1, 1999 is not instructive.

Current Operations

We offer a network of branded, technology- and community-driven Internet Websites focused on personal finance, investing, Internet search, business to business commerce and games. Between April 1999 and October 1999, we acquired five wholly owned subsidiaries shares of our common stock were the sole consideration in our acquisition of these five entities:

o        BuckInvestor.com, Inc., which operates BuckInvestor.com.
o        KingFine, Inc., which operates MonsterPick.com.
o        MB Technologies, Inc., which operates TickerZone.com.
o        StreetIQ.com, Inc., which operates StreetIQ.com.
o        iTrack, Inc., which operates iTrack.com.

BuckInvestor.com presents investment information, financial advice and education via an Internet Web site. Featured services include original articles on investment basics, personal financial advice, daily market news, and commentary from certified financial consultants, stock quotes, and message boards. Also featured is large online directory of approximately 700 investment clubs from around the world.

MonsterPick.com provides personal online investing information and day trading contests. MonsterPick.com members scoring the greatest cumulative gains each month based on their stock picks win prizes provided by sponsors and advertisers. MonsterPick.com is undergoing upgrades and recently launched an operative and improved version, which we are testing.

TickerZone.com is an Internet-based message board community. The TickerZone.com technology also serves as the message board software engine for our other properties such as FinancialContent.com and BuckInvestor.com.

StreetIQ.com serves as a women's Internet Web site community with a primary focus on finance and investing. The service offers stock quotes, personal stock portfolios, stock research, broker ratings, initial public offering information, free electronic mail, and a variety of commentary and discussion forums targeting women.

iTrack.com is a personalized online auction monitoring service. The service is based upon criteria provided by customers and monitors auctions that take place on Ebay.com, Yahoo, Amazon.com, Auction Universe, BoxLot, Gold's Auctions, Haggle Online, OnSale.com, Ubid.com, and Xoom Auctions.

We have also acquired passive investments through direct monetary investment. We own 56,108 shares of eCal, a privately held corporation. eCal bills itself as "the leading application service provider of Web-based calendar communications." We acquired our interest when eCal acquired iPing, Inc. We had formerly made a direct investment in iPing. eCal is not currently a publicly traded company.

We also hold a passive investment in Ridgewood Venture Partners II, LLC, a venture capital fund. The Ridgewood fund's portfolio of companies include Medibuy.com, a medical supply ecommerce service; Metasound, an Internet telecommunications company; Quantum Conveyors, an automated package handling technology company; InViso, a maker of screens for portable Internet devices; Marketfusion.com, a business to business electronic commerce company; Sycon, specialized computer chip design software maker; and Feedroom.com, a broadband Internet channel.

We  have  also  recently  formed  two  subsidiaries,   FinancialContent.com  and
ProfitWire.com, and one internal division, FirstParsec.

FinancialContent.com combines and formats the existing content from our investment-related websites and redistributes this content to third party websites which then offer the content to end users. This service has been extremely popular in the few months it has been offered, already garnering several hundred redistributors. FinancialContent.com provides the combined and reformatted content to third parties without charge, but controls the content, appearance and advertisements that are ultimately fed to end users.

ProfitWire.com is a full-service investor relations firm offering a comprehensive package of online and offline news dissemination and communication management solutions. ProfitWire is geared toward the needs of emerging small cap companies.

FirstParsec is a division that offers incubation/acceleration services to companies in the concept or early development stage. Companies selected for incubation are given resources and support to accelerate their goals as set forth in each candidate's business plan. Through this division, we aid our clients in implementing their product development, strategic direction, management building, and raising of venture capital. We designate a mentor that documents the process and facilitates the needs of the participating company oversees the program. This mentor meets regularly with our team and is charged with managing the relationships between Cosmoz and the participating company.

Trademarks and Patents

We own a U.S. trademark for "iTrack". We have made application for U.S. trademarks for "Cosmoz.com" and "ProfitWire.com", and the applications are pending.

Suppliers

We employ the services of a number of suppliers whose services range from providing high speed Internet access to financial and other news content providers. Among many service providers are the following companies:

o We license from several individual authors, in the ordinary course of our business, various articles which primarily are educational-themed articles on investing and money-management that we publish on our various investment-related websites.

o We license from NAQ, Inc. delayed and historical stock quotes, which we then publish on our various investment-related websites.

o We license from Comtex News, Inc. financial news stories that we then publish on our various investment-related websites.

o We license from StockPoint, Inc. real-time stock quotes which we then publish on our various investment-related websites.

o We license from Uexpress.com, Inc. interactive crossword puzzles which we then publish on our MyCosmoz.com website.

o We license from eLingo.com translation software that we implement on its various websites.

o We license from The Weather Channel weather delivery services which we display on our MyCosmoz.com website.

o        We license  syndicated  content  services  from  iSyndicate.com,  which includes: Associated Press news feeds, general domestic news, entertainment news, sports news, business news and accurate weather news.

o We purchase services from AboveNet Communications, a California company that provides domain hosting and server services. AboveNet is located at 50 West San Fernando Street, Suite 1010, San Jose, California, 95113.

The loss of any one of these single providers would not cause a materially adverse effect on our operations or revenues.

Employees

We currently employ 12 full time, and 4 part-time employees. We also engage the services of outside consultants from time to time. Upon securing of additional funding, we intend to hire an additional 10 to 15 full time employees during the next several months.

Facilities

On March 1, 2000, we relocated our principal executive offices to a 5,900 square foot facility at 1515 So. El Camino Real, Suite 100, San Mateo, California 94402. We lease the facility under a 3-year agreement that terminates on February 28, 2003, with no renewal option. The aggregate annual rental rate for the entire facility for the first, second, and third years of the lease term is $248,094, $255,182, and $262,271, respectively. We are also obligated to pay 33.34% of increases in operating expenses and property taxes paid or incurred by the landlord in the second and third years of the lease term. All operations including system development, control, and maintenance are performed at this facility.

Legal Proceedings

We are periodically involved in legal actions and claims that arise as a result of events that occur in the normal course of operations, including claims of alleged infringement of trademarks, copyrights and other intellectual property rights. We are not currently aware of any legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on our financial position or results of operations.

Legal Matters

Our General Counsel, Michael Spadaccini, has prepared the prospectus and the related offering documents. The validity of the issuance of the shares of common stock we hereby offer will be passed upon for us by Boyd & Chang, LLP, a law firm based in Irvine, California.

MANAGEMENT

Executive Officers and Directors

Our directors, executive officers and other management employees and their respective ages and positions as of August 15, 2000, are as follows.

Name                       Age           Title
-------------------------------------------------------------------------
Wilfred Shaw               29        Director, Chairman, CEO
Wing Yu                    31        Director, Chief Operating Officer
Owen Naccarato             50        Director (non-employee)
Michael Spadaccini         35        General Counsel, Corporate Secretary

Wilfred Shaw has been our chairman of the board of directors since our formation. We have entered into a consulting contract with SharpManagement LLC, for the services of Mr. Shaw to perform the duties of the Chief Executive Officer. Mr. Shaw owns SharpManagement LLC. Mr. Shaw has spent the last eight years in the venture capital and investment industries, serving as Vice President for Business Development for Intertech Group, a conglomerate of small companies based in Southeast Asia. From 1994 to 1996, Mr. Shaw was employed as the Vice President for Business Development for IG International, Inc., a pharmaceutical company based in the San Francisco Bay area. Mr. Shaw earned his Bachelor of Arts in Economics degree at Saint Mary's College.

Wing Yu, director and COO, has served as director since December of 1999, and as COO since May of 2000. Prior to serving as COO, Mr. Yu was our Vice President of Web Development. Prior to joining us, Mr. Yu was a teacher and a freelance Apple Macintosh developer for 6 years. While coordinating online advertising for Ticketmaster.com CitySearch.com Online, he developed various websites as a freelance web developer. He holds a Bachelor of Arts in History from Occidental College, and a Masters in Arts degree in Instructional Technology.

Owen Naccarato, director, is not an employee of ours. For more than the past five years, Mr. Naccarato, an attorney, has practiced law as a sole practitioner in Irvine, CA. Mr. Naccarato formerly served as our lead securities counsel. Mr. Naccarato is admitted to the bar in the State of California.

Michael Spadaccini, General Counsel and Corporate Secretary, joined us in March of 2000. Mr. Spadaccini practiced law as a sole practitioner specializing in business law and intellectual property in San Francisco from 1993 until joining us in March of 2000. In his practice, Mr. Spadaccini represented businesses in a wide range of industries including furniture, fashion, farming, retail, computers, and the Internet. Mr. Spadaccini is admitted to the California Bar, as well as the Bars of the U.S. District Court for Northern California, the U.S. Court of Appeals for the 9th Circuit, and the U.S. Court of Appeals for Federal Circuit.

EXECUTIVE COMPENSATION

The following table provides information regarding the executive compensation of our executive officers for the fiscal years ended 1999, 1998 and 1997. No other executive officer received compensation in excess of $100,000 during such periods.


Summary Compensation Table:

                                                                           Awards              Payouts
                                                                    -------------------------------------
        Name          Fiscal                                         Restricted     Securities     LTIP
  and Principal        Year     Salary      Bonus    Other Annual      Stock      options/SARs    Payouts     All other
      Position         Ended      ($)        ($)     Compensation      Awards           (#)         ($)      compensation
--------------------- -------- ----------- ------- ---------------- ------------ ---------------- ---------- ----------------
    Wilfred Shaw       1999        0         0            0              0              0             0             0
        CEO            1998        0         0            0              0              0             0             0
                       1997        0         0            0              0              0             0             0

Note to Summary Compensation Table: Effective 1/1/2000, we entered into an agreement with SharpManagement, LLC, an entity entirely controlled by Wilfred Shaw, to secure the services of Wilfred Shaw as our CEO. Under the agreement, we are obligated to pay to SharpManagement an initial payment of $180,000, and annual payments of $180,000. As of the date of this filing, payments under the agreement have not been paid to either Mr. Shaw or SharpManagement.

No  executive  officer  or  other  employee  is  reasonably   expected  to  earn
compensation in excess of $100,000 in the fiscal year ending June 30, 2000.

However, two employees in addition to Mr. Shaw are expected to earn more than $100,000.00 in the fiscal year ending June 30, 2001. Michael Spadaccini, General Counsel and Corporate Secretary, began his employ on March 13, 2000. He earns an annual salary of $100,000.00, and in May of 2000, received options to purchase 84,000 shares of our common stock at a strike price of $0.5938 per share. Wing Yu, a director, was promoted to chief operating officer on May 11, 2000. He earns an annual salary of $120,000.00, and received a signing bonus of $6,800.00.

Owen Naccarato was appointed as our director on April 10, 2000. On March 20, 2000, Mr. Naccarato executed a director's agreement in which he was granted options to purchase 250,000 restricted shares of our common stock for $0.5938 per share.

On November 17, 1999, our Board of directors approved our 1999 stock option plan. On December 20, 1999, our shareholders, at our annual meeting, approved the plan, and authorized a pool of 6,000,000 shares of common stock to be issued according to the plan. The plan authorizes both incentive stock options and non-statutory stock options.

We  do  not  yet  have  a   compensation   committee  that  approves  or  offers
recommendations on compensation for our employees.

INDEMNIFICATION OF OUR DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides, in effect, that any person made a party to any action by reason of the fact that he is or was our director, officer, employee or agent may and, in some cases, must be indemnified by us against, in the case of a non derivative action, judgments, fines, amounts paid in settlement and reasonable expenses including attorneys' fees incurred by him as a result of such action, and in the case of a derivative action, against expenses including attorneys' fees, if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

Article V of our certificate of incorporation, as amended, provides that all of our directors shall be protected from personal liability to the fullest extent permitted by law.

Article VII of our Bylaws provides that we shall indemnify our officers and directors to the fullest extent permitted or authorized by current or future legislation or judicial or administrative decision against all adverse consequences.

RELATIONSHIPS AND RELATED TRANSACTIONS

Some transactions to which we are a party and some matters affecting us have or will result in a material benefit to some of our directors and executive officers, or may create conflicts of interest, as follows:

On January 7, 2000, our board approved a grant of 875,000 restricted shares to Justin Keener, who at that time was serving as our chief operating officer, and as a director. On May 12, 2000, Mr. Keener surrendered the share certificate and cancelled the shares. The board has recently proposed, but has not yet approved, a resolution that Mr. Keener receive non-qualified stock options to purchase 467,466 shares of our common stock. On or about May 12, 2000, Mr. Keener resigned from his position as chief operating officer and resigned from the board.

On January 7, 2000, our board approved a grant of 625,000 restricted shares to Wing Yu, who at that time was serving as our Chief Technology Officer, and as a director. On May 11, 2000, Mr. Yu surrendered the share certificate and cancelled the shares. The board has recently proposed, but has not yet approved, a resolution that Mr. Yu receive non-qualified stock options to purchase 937,500 shares of our common stock.

On January 7, 2000, our board approved a grant of 625,000 restricted shares to Gurkan Fidan, who at that time was serving as our Vice President of Internet Operations. On May 11, 2000, Mr. Fidan surrendered the share certificate and cancelled the shares. The board has recently proposed, but has not yet approved, a resolution that Mr. Fidan receive non-qualified stock options to purchase 937,500 shares of our common stock.

On January 7, 2000, our board approved a grant of 1,250,000 restricted shares to SharpManagement, an LLC wholly owned by our CEO and Chairman, Wilfred Shaw. On May 10, 2000, SharpManagement surrendered the share certificate and cancelled the shares. The board has recently proposed, but has not yet approved, a resolution that SharpManagement receive non-qualified stock options to purchase 1,875,000 shares of our common stock.

Owen Naccarato, an attorney that performs legal services for us was appointed as our director on April 10, 2000. On March 20, 2000, Mr. Naccarato executed a director's agreement, in which he was granted options to purchase 250,000 restricted shares of our common stock at a price of $0.5938 per share.

PRINCIPAL AND SELLING SHAREHOLDERS

         The  following  table  sets  forth  information   regarding  beneficial
ownership of common stock as of August 15, 2000 for a total of 64,513,448 shares of common stock, by:

o each shareholder known by us to own beneficially more than 5% of our common stock;

o each person or entity known to us to own beneficially more than 5% of our common stock;

o        each of our directors; o each of our executive officers; and

o        all executive officers and directors as a group.


                                                                           AMOUNT AND NATURE OF          PERCENT OF CLASS
(1) TITLE OF CLASS          NAME AND ADDRESS OF BENEFICIAL OWNER           BENEFICIAL OWNERSHIP          (1)
--------------------------- -----------------------------------------      ----------------------------- --------------------
CLASS A COMMON              Asia Pacific Ventures (2) Suite 13 16th            6,000,000                     9.30%
                            Floor, Kinwick Centre,
                            32 Hollywood Road
                            Central Hong Kong, Hong Kong
CLASS A COMMON              Times Square International, Inc.                   7,500,000                    11.63%
                            C/O MIS International, Inc. 145 Traders
                            Blvd, E. #40, Mississauga, Ontario,
                            Canada L4Z 3L3
CLASS A COMMON              Corworth Investment, Inc. C/O MIS                  7,356,117                    11.40%
                            International, Inc.
                            145 Traders Blvd, E. #40 Mississauga,
                            Ontario, Canada L4Z 3L3
CLASS A COMMON              Tupelo Investments, Ltd., Box 107                  5,780,303                     8.96%
                            Oceanic House, Grand Turk, Turk &
                            Caicos Islands
CLASS A COMMON              Wilfred Shaw, Chairman and CEO                     1,526,768                     2.53%
                            1515 So. El Camino Real, Suite 100, San
                            Mateo, CA 94402
CLASS A COMMON              Wing Yu, Director and COO                            175,000                     0.27%
                            1515 So. El Camino Real, Suite 100, San
                            Mateo, CA 94402
CLASS A COMMON              Michael Spadaccini, General Counsel and                5,700                   0.0088%
                            Corporate Secretary
                            1515 So. El Camino Real, Suite 100,
                            San Mateo, CA 94402

(1) These percentages are based upon 64,513,448 shares of our common stock outstanding.
(2) Asia Pacific Ventures is a related party to Mr. Wilfred Shaw, Chairman and Chief Executive Officer.

Some of the shares that we seek to register are being offered for the account of current security holders.

o Tupelo Investments, Ltd., a Turk and Caicos Islands limited partnership, purchased 3,030,303 shares of unregistered shares from us in a private placement transaction in May of 2000. We propose to register these shares so that Tupelo may sell the shares into the public markets. Before we sold Tupelo the 3,030,303 shares, they already owned 275,000 shares. Thus, Tupelo now holds 5,780,303 of our shares, which represents 8.96% of our outstanding shares.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses of the Offering are estimated as follows:

Attorneys Fees                $   8,000
Accountant Fees               $  10,000
Registration Fees             $    7309
Printing                      $       0
Advertising                   $       0
Other Expenses                $   1,500
Blue Sky Fees                 $   5,500
                                 ------
TOTAL                         $  32,309

All expenses are estimated except for the SEC fee.

DESCRIPTION OF CAPITAL STOCK

Common Stock

As of August 15, 2000, there were 64,513,448 shares of common stock outstanding. As of July 17, 2000, our stock was held by approximately 438 shareholders of record.

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, including the election of directors, with no cumulative voting. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available. See the section entitled Dividend Policy. Upon a liquidation, dissolution, or winding up of Cosmoz.com, the holders of common stock will be entitled to share equally in the net assets legally available for distribution to shareholders after the payment of all debts and other liabilities of Cosmoz.com, subject to the prior rights of any preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the common stock.

Preferred Stock

We have a second class of authorized stock; specifically, we have authorized 50,000,000 shares of preferred stock at a par value of $0.001 per share. We have never issued shares of preferred stock.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

UNDERWRITING

This offering is self-underwritten by us and Tupelo Investments Ltd.

EXPERTS

Berg & Company LLP, independent auditors, have audited our consolidated financial statements for the year ended June 30, 1999. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Berg & Company LLP's report, given on their authority as experts in accounting and auditing.

RECENT SALES OF UNREGISTERED SECURITIES

In the three years preceding the filing of this registration statement, we have issued the following securities, all Class A Common, our sole class of securities, that were not registered under the Securities Act:


                                       Number of
Date          Persons Receiving Shares  Shares         Consideration Received, Exemption, and Supporting Facts
--------------------------------------------------------------------------------------------------------------------------------
2/5/98        Corworth Investments,     7,356,117      Issued as consideration to retire a loan owed to Corworth in the amount
              Inc.                                     of $147,122. We issued these shares under Regulation S, because the sale took place outside the United States.
2/5/98        Times Square              7,500,000      Issued as consideration to retire a loan owed to Times Square
              International                            International in the amount of $150,000. We issued these shares under
                                                       Regulation S, because the sale took place outside the United States.
2/17/98 to    Various Parties           6,390,000      We received $798,750 from a Regulation D, Rule 504 private placement
2/28/98                                                that we underwent between 2/17/98 and 2/28/98.
3/17/98       National Resources        100,000        Issued as consideration for broker-dealer services provided to us. We
              Investment, Inc.                         issued these shares under Regulation D, Rule 505.
4/23/98       Asia Pacific Ventures     600,000        $75,000, through a private placement. We issued these shares under
              Inc.                                     Regulation S, because the sale took place outside the United States.
4/23/98       Asia Pacific Ventures     800,000        $100,000, through a private placement. We issued these shares under
              Inc.                                     Regulation S, because the sale took place outside the United States.
6/16/98       NIR Group                 110,000        Issued as consideration for finder's fee services provided to us in connection with private placements.
3/4/99 to     Various Parties           12,000,000     We received $718,750 in cash and $281,250 in services, for a total of
4/14/99                                                $998,633, from a Regulation D, Rule 504 private placement that we underwent  between 3/4/99  and 4/14/99. The services
                                                       for   which   we   issued shares included  consulting  on  strategic
                                                       business  and   financial plans,  and assistance in negotiations with
                                                       potential investors.
4/12/99       North American            100,000        Issued as consideration for investor relations services provided to us.
              Corporation Consulting                   We issued these shares under Regulation D, Rule 505.
4/15/99       Stephen Carnes            50,000         In connection with the acquisition of MB TECHNOLOGIES, INC., the shares were issued in exchange for a portion of Mr. Carnes's shares of MB
                                                       Technologies, Inc. We issued these shares under Regulation D, Rule 505.
4/15/99       Wing Yu                   50,000         In connection with the acquisition of MB TECHNOLOGIES, INC., the shares were issued in exchange for a portion of Mr. Yu's shares of MB
                                                       Technologies, Inc. We issued these shares under Regulation D, Rule 505.
5/6/99        Gurkan Fidan              450,000        In connection with the acquisition of BuckInvestor.com, Inc., the
                                                       shares   were  issued  in exchange for Mr.  Fidan's  shares of
                                                       BuckInvestor.com, Inc. We issued these shares under  Regulation D, Rule 505.
5/6/99        Justin Keener             405,000        In connection with the acquisition of BuckInvestor.com, Inc., the
                                                       shares   were  issued  in exchange for Mr. Keener's shares of
                                                       BuckInvestor.com, Inc. We issued these shares under Regulation D, Rule 505.


                                       Number of
Date          Persons Receiving Shares  Shares         Consideration Received, Exemption, and Supporting Facts
--------------------------------------------------------------------------------------------------------------------------------
5/6/99        T. Penn & Mary Jo Nugent  45,000         In connection with the acquisition of BuckInvestor.com, Inc., the
                                                       shares   were  issued  in exchange for the Nugent's shares of
                                                       BuckInvestor.com, Inc. We issued these shares under Regulation D, Rule 505.
6/1/99        Stephen B. Mare           50,000         In connection with the acquisition of KingFINE, Inc., the shares were issued in exchange for Mr. Marek's shares of KingFINE, Inc. We issued these shares under Regulation D, Rule 505.
6/1/99        Stephen W. Carnes         50,000         In connection with the acquisition of KingFINE, Inc., the shares were issued in exchange for Mr. Carnes shares of KingFINE, Inc. We issued these shares under Regulation D, Rule 505.
6/1/99        Wing Yu                   50,000         In connection with the acquisition of KingFINE, Inc., the shares were issued in exchange for Mr. Yu's shares of KingFINE, Inc. We issued these shares under Regulation D, Rule 505.
6/1/99        Benjamin Friedman         50,000         In connection with the acquisition of KingFINE, Inc., the shares were issued in exchange for Mr. Friedman's shares of KingFINE, Inc. We issued these shares under Regulation D, Rule 505.
7/15/99       Stephen Carnes            75,000         In connection with the acquisition of MB TECHNOLOGIES, INC., the shares were issued in exchange for the remaining portion of Mr. Carnes's shares of MB Technologies, Inc. We issued these shares under Regulation
                                                       D, Rule 505.
7/15/99       Wing Yu                   75,000         In connection with the acquisition of MB TECHNOLOGIES, INC., the shares were  issued in  exchange for the remaining portion of Mr.  Yu's shares of
                                                       MB Technologies,  Inc.   We issued these shares under Regulation D, Rule 505.
7/27/99       Tupelo Investments        2,750,000      $2,750,000, through a private placement. We issued these shares under
                                                       Regulation S, because the sale took place outside the United States.
7/27/99       Bill Tunnell              50,000         Issued as consideration for investor relations services provided to us.
                                                       We issued these shares under Regulation D, Rule 505.
9/10/99       Corporate Imaging, Inc.   50,000         Issued as consideration for investor relations services provided to us.
                                                       We issued these shares under Regulation D, Rule 505.
9/16/99       Wanda Cavanaugh           24,500         In connection with the acquisition of iTrack.com, Inc.; the shares were issued in exchange for Ms. Cavanaugh's shares of iTrack.com, Inc.
9/16/99       Kevin Savetz              12,250         In connection with the acquisition of iTrack.com, Inc.; the shares were issued in exchange for Mr. Savetz's shares of iTrack.com, Inc. We issued these shares under Regulation D, Rule 505.
9/16/99       Judi Wellnitz             12,250         In connection with the acquisition of iTrack.com, Inc.; the shares were issued in exchange for Ms. Wellnitz' shares of iTrack.com, Inc. We issued these shares under Regulation D, Rule 505.
9/16/99       Ashley E. Taylor Trust    49,000         In connection with the acquisition of iTrack.com, Inc.; the shares were issued in exchange for the Trust's shares of iTrack.com, Inc. We issued these shares under Regulation D, Rule 505.
9/16/99       Susan Cooney              98,000         In connection with the acquisition of iTrack.com, Inc.; the shares were issued in exchange for Ms. Cooney's shares of iTrack.com, Inc. We issued these shares under Regulation D, Rule 505.
9/16/99       Don Taylor & Sybill       61,250         In connection with the acquisition of iTrack.com, Inc.; the shares were
              Taylor as Joint Tenants                  issued in exchange for Mr. & Mrs. Taylor's shares of iTrack.com, Inc.
                                                       We  issued  these  shares under Regulation D, Rule 505.
9/16/99       Robert M. Dunlap          61,250         In connection with the acquisition of iTrack.com, Inc.; the shares were issued in exchange for Mr. Dunlap's shares of iTrack.com, Inc. We issued these shares under Regulation D, Rule 505.
9/16/99       Eric Ward                 49,000         In connection with the acquisition of iTrack.com, Inc.; the shares were issued in exchange for Mr. Ward's shares of iTrack.com, Inc. We issued these shares under Regulation D, Rule 505.
9/16/99       Linda M. Dunlap & Dave    857,500        In connection with the acquisition of iTrack.com, Inc.; the shares were
              Taylor                                   issued in exchange for Ms. Dunlap's and Mr. Taylor's shares of
                                                       iTrack.com,    Inc.    We issued these shares under Regulation D, Rule 505.


                                       Number of
Date          Persons Receiving Shares  Shares         Consideration Received, Exemption, and Supporting Facts
--------------------------------------------------------------------------------------------------------------------------------
9/22/99       Kelly King                400,000        In connection with the acquisition of StreetIQ.com, Inc., the shares were issued in exchange for Kelly King's shares of StreetIQ.com, Inc.
                                                       We issued these shares under Regulation D, Rule 505.
10/27/99      Bill Tunnell              100,000        Issued as consideration for public relations services provided to us.
                                                       We issued these shares under Regulation D, Rule 505.
10/27/99      Eric Ward                 20,000         Issued as consideration for online public relations services provided to us. We issued these shares under Regulation D, Rule 505.
10/27/99      Wanda Cavanaugh           90,000         Issued as consideration for public relations services provided to us.
                                                       We issued these shares under Regulation D, Rule 505.
12/9/99       National Financial        50,000         Issued as consideration for investor relations services provided to us.
              Communication                            We issued these shares under Regulation D, Rule 505.
12/9/99       TPG Capital Corp.         250,000        Issued as consideration for services incident to our December 1999 merger with Ivory Acquisition Corp. We issued these shares under
                                                       Regulation D, Rule 505. Ivory Acquisition Corp. is an accredited investor.
12/14/99      RBM Financial             1,500,000      Issued as consideration for consulting services provided to us. We issued these shares under Regulation S, because the sale took  place outside the United States.
5/5/00        Eric Tyson                50,000         Issued as consideration for Mr. Tyson's services as an author of investment-related articles for publishing on our websites. We issued these shares under Regulation D, Rule 506.
5/10/00       Tupelo Investments        3,030,303      $1,000,000, through a private placement. We issued these shares under
                                                       Regulation S, because the sale took place outside the United States.

The foregoing sales of securities were made in reliance upon the exemption from the registration provisions of the Securities Act provided for by Section 4(2) thereof for transactions not involving a public offering. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

ADDITIONAL INFORMATION

If you would like additional information, please contact us: Cosmoz.com, Inc. 1515 So. El Camino Real, Suite 100, San Mateo, California 94402. Our telephone number is (650) 358-1188. Our Web site address is www.cosmoz.com. The information on our Web site is not a part of this prospectus.


FINANCIAL STATEMENTS AND EXHIBITS



FINANCIAL STATEMENTS

               Consent of Independent Certified Public Accountants

We consent to the inclusion in this registration statement on Form S-1 of our report dated December 16, 1999, with respect to the Financial Statements of Cosmoz.com, Inc., for the year ended June 30, 1999.

We also consent to the references to our report under the caption "Experts".

//s// Berg & Company, LLP
-------------------------
Berg & Company LLP
August 10, 2000


                                            COSMOZ.COM, INC.

                                       Consolidated Balance Sheets

                                    March 31, 2000 and June 30, 1999

                                                                         March 31,            June 30,
                                                                           2000                 1999
                                                                      ---------------      ---------------
                                                                       (UNAUDITED)           (AUDITED)
                                     ASSETS
                                     ------
Current Assets:
    Cash and cash equivalents                                      $         209,085    $         424,781

    Short-term investments in marketable securities                           46,069            1,565,270
    Accounts receivable - trade, net                                           5,715               24,846
    Prepaid expenses                                                         173,167                 --
    Note receivable - related party                                             --                900,000
    Amounts due from shareholders                                               --                188,142
                                                                   ------------------  -------------------
       Total Current Assets                                                  434,036            3,103,039
                                                                   ------------------  -------------------

Property and Equipment

    Office furniture                                                          54,009               13,127
    Leasehold Improvements                                                     9,285                 --
    Equipment                                                                151,807               55,519
                                                                   ------------------      ---------------
                                                                             215,101               68,646
    Accumulated depreciation                                                (20,349)              (1,136)
                                                                   ------------------  -------------------
       Total Property and Equipment                                          194,752               67,510
                                                                   ------------------  -------------------
Other Assets:
    Long-term investments                                                    585,981              145,000
    Deposits                                                                  44,086               18,486
    Intangible assets, net                                                 3,852,872            1,092,943
                                                                   ------------------  -------------------
       Total Other Assets                                                  4,482,939            1,256,429
                                                                   ------------------  -------------------
          Total Assets                                             $       5,111,727    $       4,426,978
                                                                   ==================  ===================

      See accompanying notes to consolidated financial statements.



                                COSMOZ.COM, INC.

                     Consolidated Balance Sheets (Continued)

                        March 31, 2000 and June 30, 1999

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

                                                                                      March 31,               June 30,
                                                                                        2000                    1999
                                                                              ---------------------   ---------------------
                                                                                    (UNAUDITED)              (AUDITED)

Current Liabilities:
     Accounts payable                                                          $           179,595     $            81,849
     Reserve for discontinued operations                                                    85,623                  85,623
     Accrued expenses - discontinued operations                                            116,696                 116,696
     Accrued expenses and other current liabilities                                        404,898                 162,320
     Due to related parties                                                                250,000                 596,875
     Notes payable - other                                                                  14,589                  14,589
                                                                              ---------------------   ---------------------

        Total Current Liabilities                                                        1,051,401               1,057,952
                                                                              ---------------------   ---------------------

Stockholders' Equity

     Preferred stock, $0.001 par value; 50,000,000 shares authorized;
        none issued or outstanding                                                            --                      --
     Common stock, $0.001 par value; 200,000,000 shares authorized;
        61,334,546 and 58,899,546 issued and outstanding respectively                       61,334                  58,899
     Additional paid-in-capital                                                         13,167,887               9,259,417
     Accumulated other comprehensive income (loss)                                        (23,159)                (45,592)
     Accumulated deficit                                                               (9,145,736)             (5,903,698)
                                                                              ---------------------   ---------------------

        Total Stockholders' Equity                                                       4,060,326               3,369,026
                                                                              ---------------------   ---------------------

           Total Liabilities and Stockholders' Equity                          $         5,111,727     $         4,426,978
                                                                              =====================   =====================


             See accompanying notes to consolidated financial statements.


                            COSMOZ.COM, INC.

                   Consolidated Statement of Operations

                                                                            nine months                         For the year
                                                                               ended                               ended
                                                                             March 31,                            June 30,
                                                                                2000              1999              1999
                                                                            -------------     -------------    -----------------
                                                                            (UNAUDITED)        (UNAUDITED)        (AUDITED)
Revenues:
    Revenues                                                              $      270,363    $          498   $           47,912
    Costs of revenues                                                             33,500              --                   --
                                                                            -------------     -------------    -----------------

       Net revenues                                                              236,863               498               47,912
                                                                            -------------     -------------    -----------------

Operating Expenses:
    Sales and marketing                                                          659,439              --                105,741
    Product development                                                          369,822            30,000              117,626
    General and administrative                                                 1,944,133           112,396              594,090
    Amortization of intangibles                                                  359,263              --                 26,656
    Non-recurring costs - acquisitions                                           100,462              --                 16,315
    Depreciation and amortization                                                 21,160              --                  1,136
                                                                            -------------     -------------    -----------------

       Total operating expenses                                                3,454,279           142,396              861,564
                                                                            -------------     -------------    -----------------

       Loss from operations                                                  (3,217,416)         (141,898)            (813,652)
                                                                            -------------     -------------    -----------------

Other Income (loss):
    Investment (loss)/income                                                    (48,206)              --                  4,608
    Loss on disposal of fixed assets                                             (4,103)              --                   --
    Interest income                                                                5,811              --                   328
    Interest expense                                                             (2,660)              --                   (12)
    Dividend income                                                               24,534              --                   --
                                                                            -------------     -------------    -----------------

       Total other income                                                        (24,624)             --                  4,924
                                                                            -------------     -------------    -----------------

    Net loss before taxes                                                     (3,242,040)         (141,898)            (808,728)

       Provision for income tax                                                     --                --                   (800)
                                                                            -------------     -------------    -----------------

    Loss after income taxes from operations                                   (3,242,040)         (141,898)            (809,528)

    Extraordinary loss (Note 6)                                                     --                --               (200,000)

       Net loss from continuing operations                                $   (3,242,040)    $    (141,898)   $      (1,009,528)

                                                                            =============     =============    =================

Net loss per share from continuing operations :

    Before extraordinary loss                                             $       (0.053)    $      (0.003)   $          (0.018)
    Extraordinary loss                                                                 -              --                 (0.004)
                                                                            -------------     -------------    -----------------

     Total net loss per share - basic                                     $       (0.053)    $      (0.003)   $          (0.022)
                                                                            =============     =============    =================

    Before extraordinary loss                                             $       (0.050)    $      (0.003)   $          (0.017)

    Extraordinary loss                                                              --                --                 (0.004)
                                                                            -------------     -------------    -----------------

     Total net loss per share - diluted                                   $       (0.050)    $      (0.003)   $          (0.022)
                                                                            =============     =============    =================

    Shares used in per share calculation - basic                              61,112,782        43,757,046           46,118,595
                                                                            =============     =============    =================

    Shares used in per share calculation -                                    65,376,032        50,257,046           46,299,005
    diluted                                                                =============     =============    =================

          See accompanying notes to consolidated financial statements.


          See accompanying notes to consolidated financial statements.

                Consolidated Statement of Operations (Continued)

                                                                nine months                   For the year
                                                                  ended                           ended
                                                                 March 31,                      June 30,
                                                                   2000           1999            1999
                                                            --------------   ------------    ------------
                                                                 (UNAUDITED)   (UNAUDITED)      (AUDITED)
          Discontinued operations:
Revenues:
    Sales                                                   $         --     $     64,769    $     64,769
    Franchise fees                                                    --             --              --

    Less costs of revenues                                            --          (16,016)        (16,016)
                                                            --------------   ------------    ------------

          Gross profit                                                --           48,753          48,753
                                                            --------------   ------------    ------------

Operating expenses:
    Personnel                                                         --           20,855          20,855
    General and Administrative                                        --           97,808          98,308
                                                            --------------   ------------    ------------

       Operating expenses                                             --          118,663         119,163
                                                            --------------   ------------    ------------

       Loss on disposal of operations,
       including a
          provision of $98,685 for loss                               --          227,535         227,535
          contingency

                                                            --------------   ------------    ------------

       Loss before taxes                                              --         (297,445)       (297,945)
                                                            --------------   ------------    ------------

    Provision for income tax                                          --             --              --

       Net loss from discontinued operations                          --         (297,445)       (297,945)


          Net loss                                          $   (3,242,040)  $   (439,343)   $ (1,307,473)
                                                            ==============   ============    ============

Net loss per share from discontinued operations:

    Net loss per share - basic                                        --           (0.007)         (0.006)

    Net loss per share - diluted                            $         --     $     (0.006)   $     (0.006)
                                                            ==============   ============    ============

Net loss per share

    Net loss per share - basic                              $       (0.053)  $     (0.010)   $     (0.028)
                                                            ==============   ============    ============

    Net loss per share - diluted                            $       (0.050)  $     (0.009)   $     (0.028)
                                                            ==============   ============    ============

    Shares used in per share calculation - basic                61,112,782     43,757,046      46,118,595
                                                            ==============   ============    ============

    Shares used in per share calculation -                      65,376,032     50,257,046      46,299,005
    diluted                                                 ==============   ============    ============

        See accompanying notes to consolidated financial statements.



                                COSMOZ.COM, INC.

                      Consolidated Statement of Changes in
                              Shareholders' Equity
                 for the nine month period ended March 31, 2000


                                                                                         Additional
                                              Preferred Stock         Common Stock        Paid-in
                                             Shares     Amount     Shares      Amount     Capital

                                             --------------------------------------------------------

Balance, June 30, 1999                         --     $    --    58,899,54     $ 58,899   $ 9,259,417


 Comprehensive income (loss):
 Net loss from operations
  during the period                            --          --          --          --            --
 Net unrealized gain on
 securities                                    --          --          --          --            --

 Issuance of commons stock for
 acquisitions                                  --          --       550,000         550     1,114,800

 Issuance of common stock for
 services                                      --          --       100,000         100       204,585

 Compensation expense
 recognized on grants                          --          --          --          --         201,400

Balance, September 30, 1999                    --          --    59,549,546      59,549    10,780,202

 Comprehensive income (loss):
 Net loss from operations
 during the period                             --          --          --          --            --
 Net unrealized gain on
 securities                                    --          --          --          --            --

 Issuance of commons stock for
 acquisitions                                  --          --     1,225,000       1,225     1,721,370

 Issuance of common stock for
 services                                      --          --       260,000         260       310,365


Balance, December 31, 1999                     --     $    --    61,034,546   $  61,034   $12,811,937


 Comprehensive income (loss):
 Net loss from operations
 during the period                             --          --          --          --            --
 Net unrealized gain on
 securities                                    --          --          --          --            --

 Issuance of commons stock for
 acquisitions                                  --          --       250,000         250       281,000

 Issuance of common stock for
 services                                      --          --        50,000          50        75,000


Balance, March 31, 2000                        --     $    --   $61,334,546   $  61,334   $13,167,887



                                COSMOZ.COM, INC.

                      Consolidated Statement of Changes in
                              Shareholders' Equity
                 for the nine month period ended March 31, 2000


                                           Accumulated
                                             Other                                    Total
                                         Comprehensive          Accumulated        Shareholders'    Comprehensive
                                          Income (loss)           Deficit            Equity         Income (loss)
                                         -------------------------------------------------------------------------
Balance, June 30, 1999                      $   (45,592)         $ (5,903,69)       $3,369,026       (1,353,065)
 Comprehensive income (loss):
 Net loss from operations
  during the period                                --               (823,269)         (823,269)        (823,269)
 Net unrealized gain on
 securities                                      44,375                 --              44,375           44,375

 Issuance of commons stock for
 acquisitions                                      --                   --           1,115,350           --

 Issuance of common stock for
 services                                          --                   --             204,685           --

 Compensation expense
 recognized on grants                              --                   --             201,400           --

Balance, September 30, 1999                      (1,217)          (6,726,967)        4,111,567         (778,894)

 Comprehensive income (loss):
 Net loss from operations
 during the period                                 --             (1,285,360)       (1,285,360)      (1,285,360)
 Net unrealized gain on
 securities                                       6,020                 --               6,020            6,020

 Issuance of commons stock for
 acquisitions                                      --                   --           1,722,595           --

 Issuance of common stock for
 services                                          --                   --             310,625           --


Balance, December 31, 1999                  $     4,803          $(8,012,327)       $4,865,447      $(2,058,234)


 Comprehensive income (loss):
 Net loss from operations
 during the period                                 --             (1,133,409)       (1,133,409)      (1,133,409)
 Net unrealized gain on
 securities                                     (27,962)                --             (27,962)         (27,962)

 Issuance of commons stock for
 acquisitions                                      --                   --             281,250           --

 Issuance of common stock for
 services                                          --                   --              74,950           --


Balance, March 31, 2000                     $   (23,159)         $(9,145,736)       $4,060,326      $(3,219,605)





                      Consolidated Statements of Cash Flow

                                                                                                       For the year
                                                                                                         ended
                                                              For the nine months ended March 31,       June 30,
                                                                 2000                1999                 1999
                                                              -----------           ----------        -------------
                                                                 (UNAUDITED)         (UNAUDITED)         (AUDITED)
Operating Activities:
    Net Loss                                                  $(3,242,040)          $ (439,343)       $  (1,307,473)
Adjustments to reconcile net (loss)
to

 net cash provided by (used in) operating activities:
        Intangible amortization                                   359,263                 --                 26,656
        Stock compensation                                        201,400                 --                 65,896
        Amortization and                                           21,160                 --                  1,136
        depreciation
        Loss on discontinued                                         --                   --                 98,039
        operations
        Issuance of common stock for services                     589,900              817,868              272,605
        Decrease in investment                                     39,019                 --                   --
        Currency translation                                         --                  7,079                 --

Changes in operating assets and liabilities:

    Accounts receivable - trade, net                               19,131                8,322              (16,025)
    Other Accounts receivable                                        --                   --                 33,230
    Inventory                                                        --                 16,583               16,583
    Reserve for discontinued                                         --                 98,039                 --
    operations
    Accrued expenses -discontinued operations                        --                   (618)                --
    Prepaid expenses                                             (173,167)                --                (18,487)
    Accounts payable                                               97,746               26,374              129,593
    Deposits                                                      (25,600)            (200,000)                --
    Accrued expenses and other current liabilities                242,578                 --                   --
                                                              -----------           ----------        -------------

        Net cash (used in) provided by operating               (1,870,610)             334,304             (698,247)
        activities                                            -----------           ----------        -------------



Investing activities:

    Sale (purchase) of marketable securities                    1,541,637                 --             (1,599,975)
    Cash acquired in acquisitions                                    --                   --                 11,543
    Other investments                                            (480,000)                --               (145,000)
    Proceeds from disposal of property and equipment                 --                124,596               78,902
    Purchases of property and equipment                          (147,990)                --                (68,646)
                                                              -----------           ----------        -------------
        Net cash provided by investing activities                 913,647              124,596           (1,723,176)
                                                              -----------           ----------        -------------
Financing activities:
    Proceeds from issuance of common stock                           --                   --                717,383
    Conversion of debt to common                                     --                   --              2,750,000
    stock
    Note receivable - related party                                  --                   --               (900,000)
    Payments on notes payable                                        --                   --               (361,000)
    Payments received on note receivable - related                900,000                 --                   --
    party
    Note payable - related parties                               (158,733)                --                596,875
                                                              -----------           ----------        -------------
        Net cash provided by financing activities                 741,267                 --              2,803,258
                                                              -----------           ----------        -------------
        (Decrease) increase in cash and cash                     (215,696)             458,900              381,835
        equivalents

Cash and cash equivalents, beginning of period                    424,781               42,946               42,946

Cash and cash equivalents, end of period                      $   209,085           $  501,846        $     424,781
                                                              ===========           ==========        =============


                      Consolidated Statements of Cash Flow
                                   (Continued)
                                                                                                       For the year
                                                                                                          ended
                                                                For the nine months ended March 31,      June 30,
                                                                   2000                1999                1999
                                                              ---------------     ---------------  ------------------
                                                                 (UNAUDITED)         (UNAUDITED)         (AUDITED)
Supplemental disclosures of cash flow information:
    Cash paid during the period for
        Interest                                                $       131          $ --           $        12
        Taxes                                                   $      --            $ --           $      --

The following noncash transactions occurred during the year ended June 30, 1999:

    Acquisition of BuckInvestor,
    Inc
        Intangibles                                             $      --            $ --           $ 1,006,700
        Issuance of common stock for acquisition                       --              --            (1,012,700)
            Cash                                                $      --            $ --           $    (6,000)
            received

    Acquisition of MBMagic, Inc.
        Intangibles                                             $      --            $ --           $   112,900
        Issuance of common stock for acquisition                       --              --              (112,900)
            Cash                                                $      --            $ --           $      --
            received

    Acquisition of StreetIQcom, Inc.
        Intangibles                                             $   800,200          $ --           $      --
        Issuance of common stock for acquisition                   (800,200)           --                  --
            Cash                                                $      --            $ --           $      --
            received

    Acquisition of MBMagic, Inc.
        Intangibles                                             $   315,150          $ --           $      --
        Issuance of common stock for acquisition                   (315,150)           --                  --
            Cash                                                $      --            $ --           $      --
            received

    Acquisition of iTrack.com, Inc.
        Intangibles                                             $ 1,722,595          $ --           $      --
        Issuance of common stock for acquisition                 (1,722,595)           --                  --
            Cash                                                $      --            $ --           $      --
            received

    Acquisition of Ivory Acquisition Corporation

        Intangibles                                                 281,250          $ --           $      --

        Issuance of common stock for acquisition                   (281,250)           --                  --
            Cash                                                $      --            $ --           $      --
            received

Notes to the Financial Statements

1. Summary of Significant Accounting Policies.
----------------------------------------------

A. General Description of Business.

Cosmoz.com, Inc. ("Cosmoz" or the "Company"), a Delaware corporation, http://www.cosmoz.com) is an Internet holding and incubator company that funds, acquires, and develops Internet companies. The company provides strategic consulting, business services, and seed capital to emerging companies that are developing Internet Websites or Web-enabling technologies. The company also showcases its portfolio of holdings through a consumer-friendly marketing portal.

The Company was incorporated in Delaware on October 15, 1996, as MIS International, Inc., which merged with MIS Multimedia Interactive Services Inc., a Canadian corporation, as of July 1, 1997. MIS Multimedia Interactive Services, Inc., and its subsidiaries (Pretzel Franchising, Inc. ("PFI") and Wheel to Wheel Franchising, Inc. ("WTW") were engaged in the business of developing and selling franchises. WTW concentrated on the marketing of franchises for automotive service centers that used recycled automotive parts, and it operated an automotive service center in Ontario, Canada. PFI concentrated on the marketing of franchises for "Pretzel Twister", and it operated a store in Toronto, Ontario. These two Canadian entities are inactive as of September 30, 1998.

During the nine months ended March 31, 2000, the Company consummated the acquisitions of Ivory Acquisition Corporation, StreetIQ, Inc., iTrack, Inc., and the remaining 51% interest in MB Technologies, Inc. The shareholders of these corporations exchanged all of their shares for shares of the Company's Common Stock in business combinations that were accounted for under the purchase method, with the exception of the acquisition of Ivory Acquisition Corporation, which was accounted for under the pooling of interest method.

The Company's wholly-owned Internet properties include:

o BuckInvestor.com, Inc. (www.buckinvestor.com), which provides financial and investment information in a format targeted to investors under the age of 35;
o KingFine, Inc. (www.monsterpick.com), which operates an investment content website and online message boards targeted to active investors;
o MB Technologies, Inc. (www.tickerzone.com), a message board community solutions provider;
o StreetIQ, Inc. (www.streetiq.com), which provides focused online investment information and a community for women;
o iTrack, Inc. (www.itrack.com), operates an online auction monitoring service that allows consumers to track specific products on the various online
   auction   houses;   and
o Other Company Internet properties include www.monsterquote.com; www.profitwire.com; www.financialcontent.com; www.casinowhiz.com; and www.cosmozmall.com.

B. Basis of Presentation and Organization.

The accompanying unaudited consolidated financial statements for the nine months ended March 31, 2000 have been prepared in accordance with generally accepted accounting principles for interim financial information and in accordance with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, the statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

The accompanying audited consolidated financial statements for the year ended June 30, 1999 have been prepared in accordance with generally accepted accounting principles. The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All inter-company transactions have been eliminated. The equity and net loss attributable to the minority shareholder interests that related to the Company's subsidiaries are shown separately in the consolidated balance sheet and consolidated statement of operations, respectively. Losses in excess of the minority interest in equity would be charged against the Company.

These financial statements represent the financial activity of Cosmoz.com, Inc., a publicly traded company listed and traded on the NASDAQ Over the Counter Bulletin Board ("OTC BB"). In December 1998, the Company changed its focus from operating and franchising pretzel kiosks, retail stores and an automotive service center (as described above) to investments and acquisitions of Internet-related businesses and web-based technologies. The Company's Internet acquisitions offer both a content source and an application source for investors.

C. Cash and Cash Equivalents, Short and Long-Term Investments.

For purposes of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents, those with original maturities greater than three months and current maturities less than twelve months from the balance sheet date are considered short-term investments, and those with maturities greater than twelve months from the balance sheet date are considered long-term investments.

The Company often receives revenue payment in shares of stock in lieu of cash from its ProfitWire Media Group. The Company treats such revenues as cash, and not as investments. The Company maintains such positions only for a short time.

The Company identifies and records impairment losses on long-lived assets when events and circumstances indicate that such assets might be impaired. To date, no such impairment has been recorded.

D. Property and Equipment.

Property and equipment are recorded at cost and are depreciated over the estimated useful lives of the assets using the straight-line method. The cost and related accumulated depreciation of all property and equipment retired or otherwise disposed of are removed from the accounts. Any gain or loss is recognized in the current period. Various accelerated methods are used for tax purposes. Leasehold improvements are amortized on a straight-line basis over the term of the lease.

Maintenance and repair costs are charged to expense as incurred, and renewals and improvements that extend the useful lives of the assets are added to the property and equipment.

E. Revenue Recognition.

The Company's revenues are derived principally from two sources. The first source is the sale of banner and sponsorship advertisements that appear on the Company's website properties. Sponsorship advertising contracts have longer terms (ranging from one month to one year) than standard banner advertising contracts and also involve more integration with Cosmoz's web-sites, such as the placement of buttons that provide users with direct links to the advertiser's Web site. Advertising revenues on both banner and sponsorship contracts are recognized on a prorata basis over the period in which the advertising is displayed, provided that no significant Company obligations remain at the end of a period and collection of the resulting receivable is probable. The Company has agreements that provide revenue from electronic commerce transactions. These revenues are recognized by the Company upon notification from the advertiser of revenues earned by Cosmoz.

The Company's second source of revenues is the distribution of advertisements and reports on behalf of growth stock companies via electronic mail to the Company's opt-in email distribution list. This opt-in email list was obtained through marketing efforts in its family of investment-related websites. This revenue source is derived from ProfitWire, a recently created division.

F. Product and Web-site Development.
Costs incurred in the development of new products or properties and enhancements to existing products are charged to expense as incurred. Material software development costs incurred subsequent to the establishment of technological feasibility are capitalized. Technological feasibility is determined based on the completion of a working model. The Company has not incurred material software development costs and accordingly has not capitalized any software development costs.
                                      F-11

G. Marketable Securities.

The Company's marketable securities are classified as available-for-sale as of the balance sheet date and are reported at fair value, with unrealized gains and losses, net of tax recorded in shareholders' equity. The Company invests its excess cash in mutual funds and equity securities traded on national stock markets. Realized gains or losses and permanent declines in value, if any, on available-for-sale securities are reported in other income or expense as incurred. As of March 31, 2000, the Company recorded a net unrealized loss of $5,954.00 on these types of investments.

The Company invests in equity instruments of privately held, Internet and information technology companies for business and strategic purposes. These investments are included in other long-term assets and when ownership interest is less than 20% are accounted for under the cost method. For these non-quoted investments, the Company's policy is to regularly review such investments and the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying values. The Company identifies and records impairment losses on long-lived assets when events and circumstances indicated that such assets might be impaired. To date, investment expenses have been recorded.

H. Use of Estimates.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Management makes estimates that affect reserves for discontinued operations, deferred income tax assets and reserve for discontinued operations. Any adjustments applied to estimates are recognized in the year in which such adjustments are determined.

I. Earnings per Share.

The Company follows SFAS No. 128, "Earnings per Share," which establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. SFAS No. 128 replaces the presentation of primary EPS with basic EPS, and fully diluted EPS with diluted EPS. It also requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

Basic EPS is computed by dividing net income (loss) by the weighted average number of common shares outstanding. The diluted EPS calculation gives effect to all financial securities and instruments that potentially convert into common shares, such as stock options or warrants, which were outstanding during the period. Shares issued during the period and shares repurchased by the Company are weighted for the portion of the period that they were outstanding for both basic and diluted EPS calculations.

J. Segments of an Enterprise and Related Information.

The Company follows SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires that a public business enterprise report financial and descriptive information about its reportable operating segments on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. The Company has reported its franchising operations in Canada as discontinued operations, and the results of its Internet operations as continuing operations.

K. Comprehensive Income.

The Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and unrealized gains (losses) on available-for-sale marketable securities and is presented in the consolidated statements of shareholders' equity and comprehensive income. The Statement requires only additional disclosures in the consolidated financial statements and does not affect the Company's financial position or results of operations.

L. Business Risks and Credit Concentrations.

The Company operates in the Internet-Portal industry segment, which is relatively new, rapidly evolving and highly competitive. The Company relies on third-party suppliers of topical and relevant information content. There can be no assurance that the Company will be able to continue product development and secure content sufficient to support its operations. Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash, cash equivalents, short and long-term investments, and accounts receivable. Substantially all of the Company's cash, cash equivalents, and short and long-term investments are managed by two financial institutions. Accounts receivable are typically unsecured. The Company performs ongoing credit evaluations of its customers' financial condition. It generally requires no collateral and maintains reserves for potential credit losses on customer accounts when necessary. Management estimates that no such reserves are warranted at March 31, 2000.

M. Foreign Currency and International Operations.

The functional currency of the Company's international subsidiaries, PFI and WTW, is the Canadian dollar. The financial statements of these subsidiaries are translated to US dollars using period-end rates of exchange for assets and liabilities, and average rates of exchange for the year for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange rate changes are included in the consolidated statement of operations and were not significant during the periods presented. There were no foreign exchange transactions during the nine month period ended March 31, 2000. Foreign operations were discontinued as of August 1998, and there are no foreign assets as of December 31, 1998.

N. Recent Accounting Pronouncements.

The FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities, effective for fiscal years beginning after June 15, 1999. The Company is currently not engaged in hedging activities nor does it have any derivative instruments, thus there is no impact on the current period financial statements. The American Institute of Certified Public Accountants issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This standard requires companies to capitalize qualifying computer software costs, which are incurred during the application development stage and amortize them over the software's estimated useful life. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. The Company has adopted SOP 98-1 and it deemed to not have a material impact on the financial statements and related disclosures.

O. Intangibles.

Intangible assets consist of goodwill resulted from acquisition of web-sites, Internet properties. The difference between the amount received and the market value of shares issued are recorded as goodwill. The Company estimated that the economic useful life of the goodwill was seven years.

2. Investments.
---------------

At March 31, 2000, short and long-term investments in marketable securities were classified as available-for-sale as follows:


=============================================================================================================
                          Gross Amortized      Gross Unrealized      Gross Unrealized       Estimate Fair
----------------------- --------------------- -------------------- --------------------- --------------------
                                Cost                 Gain                  Loss                 Value
----------------------- --------------------- -------------------- --------------------- --------------------
     Mutual Funds              $  4,142               $47                                    $  4,189
----------------------- --------------------- -------------------- --------------------- --------------------
   Corporate equity            $ 47,880                                 $ 6,000              $ 41,880
----------------------- --------------------- -------------------- --------------------- --------------------
     Securities,
----------------------- --------------------- -------------------- --------------------- --------------------
    Privately-held             $625,000                                 $39,019              $585,981
----------------------- --------------------- -------------------- --------------------- --------------------
        Total                  $677,022               $47               $45,019              $632,050
=============================================================================================================

Investments in corporate equity securities of privately held companies, in which the Company holds a less than 20% equity interest, are classified as long-term.

The Company made an investment of $375,000 in preferred stock of iPing, Inc. ("iPing"), a New York- based Internet company that operates MrWakeup.com. MrWakeup.com allows computer users to send or receive customized phone calls containing headline news, horoscopes and weather from the Internet at a requested time. The Company's investment in iPing amounted to less than a 20% equity interest. (see "Subsequent Events", below)

3. Stock Option Plan.
---------------------

The Board of Directors has granted management the authority to issue non-statutory stock options to employees and consultants of the Company.
Non-statutory stock options issued as of March 31, 2000 are summarized as follows:

=============================================================================================================
                                                     Options Outstanding              Weighted Average Price
------------------------------------- ----------------------------------- -----------------------------------
                                                                                                   Per Share
------------------------------------- ----------------------------------- -----------------------------------
    Balance as of June 30, 1999                                  200,000                               $1.25
------------------------------------- ----------------------------------- -----------------------------------
Options granted                                                1,273,500                               $3.32
------------------------------------- ----------------------------------- -----------------------------------
Options canceled                                                 825,000                               $3.18
------------------------------------- ----------------------------------- -----------------------------------
Options exercised                                                      0                                   0
------------------------------------- ----------------------------------- -----------------------------------
Balance as of March 31, 2000                                     648,500                               $0.82
=============================================================================================================

The non-statutory stock options are for periods of three to four years. Options to purchase 263,000 shares were vested as of March 31, 2000.

Through March 31, 2000, the Company recorded compensation expense related to certain stock options issued with exercise prices below fair market value of the related common stock. Under APB-25, the cost of compensation is measured by the excess of the quoted market price of the stock over the option price on the measurement date. This is referred to as the intrinsic value method. The Company recorded compensation expense in the amount of $201,400 for the nine-month period ending March 31, 2000.

Options are usually granted at the prices equal to the current fair value of the Company's common stock at the date of grant. The vesting period is usually related to the length of employment or consulting contract period.

On October 15, 1999, options granted to CEO Wilfred Shaw in the amount of 2,500,000 shares expired without being exercised.

On November 17, 1999, the Company's board of directors approved the Cosmoz.com, Inc. 1999 Stock Option Plan (the "Plan"). On December 20, 1999, the Company's shareholders, at the Company's annual meeting, approved the Plan, and authorized a pool of 6,000,000 shares of common stock to be issued according to the Plan.

4. Acquisitions.
----------------

On January 5, 2000, the Company concluded the acquisition of Ivory Acquisition Corporation ("Ivory"), a fully reporting company under regulation 12(g) of the Securities Exchange Act of 1934. Ivory has no material assets or liabilities. The business combination will be accounted for under the pooling method of accounting. The operations of Ivory previous to the acquisition date were de minimis.

The Company paid the transaction costs of acquisition and initial filing in the amount of $100,000, and issued 250,000 shares of its common stock in connection with the acquisition. The acquisition was accounted for as a purchase in accordance with the provisions of APB 16.

5. Extraordinary Loss.
----------------------

During 1999, the Company terminated its acquisition of Investors Guru, a website specializing in providing financial content to investors. Under the terms of the purchase agreement, the Company forwarded an initial payment of $200,000 to the owners of Investors Guru, which was lost when the acquisition was terminated prior to completion. Accordingly, the Company has recorded a one-time charge of $200,000 for the forfeited acquisition.

6. Discontinued Operations.
---------------------------

The Company's management and its Board of Directors decided to discontinue operations in Canada in July 1998. Operations in Canada consisted of operating and franchising "Pretzel Twister" stores, and the operation of an automotive service center "Wheel to Wheel". To implement this decision, the Company concluded the following transactions:

A. On August 31, 1998, the Company abandoned all operations of Wheel to Wheel, including its facilities lease. The Company disposed of the assets of the Wheel to Wheel store and used the proceeds to settle liabilities to the extent of available funds.

B. In July 1998, the Company abandoned all operations of Pretzel Franchising, Inc. The Company informed its franchisees that PFI had ceased operation, and the Company-operated store in Toronto, Ontario was closed.

In consideration of the issues listed above, the Company continues to maintain a reserve for potential loss contingencies from discontinued operations of approximately $85,000. There are no assets from discontinued operations on the balance sheet. The liabilities attributable to discontinued operations are identified as such on the balance sheet.

7. Common Stock Transactions.
-----------------------------

On January 10, 2000, the Company issued 3,375,000 shares of its common stock having a market value of $4,218,750 to three executive officers, who are also directors of the Company, and to one employee. This distribution was made to secure the services of these officers and employee, and to serve as a continuing incentive to remain with the Company. These officers and one employee subsequently canceled all 3,375,000 shares (see "Subsequent Events", below).

The Company issued 50,000 shares of its common stock to an individual in lieu of cash compensation which had a market value of $75,000.00 in exchange for drafting weekly articles for publishing on the Company's websites. The Company also issued common stock to individuals and companies in lieu of cash compensation.

The Company has issued outstanding warrants to purchase 4,000,000 shares of its common stock at an exercise price of $0.75. The warrants expire on February 9, 2002.

8. Related Party Transactions.
------------------------------

The following transactions occurred between the Company and certain related parties:

A. Asia Pacific Ventures. Asia Pacific Ventures ("APV") is a Hong Kong-based company, and its authorized representative was Wilfred Shaw, the current CEO of Cosmoz. APV has loaned money to the Company in previous years. The net of advances due from shareholders and officers consists of overpayments by Cosmoz on loans made by APV to the Company. APV holds 9.27% of the Company's common stock, and APV's current authorized representative is a family member of Wilfred Shaw, current CEO of the Company. The amount due from the shareholder at June 30, 1999 totaling $188,142 was paid in full on January 21, 2000.

B. Wilfred Shaw. The following transactions took place between the Company and Wilfred Shaw, the CEO and Chairman of the Board of Directors: The Company repaid to Mr. Shaw $596,875 in the form of publicly traded securities for full settlement of the outstanding debt of the Company to Mr. Shaw. The borrowing did not bear any interest. Mr. Shaw repaid the Company $900,000 for full settlement of the advances made to him by the Company. The loan to Mr. Shaw did not bear any interest. Mr. Shaw has been performing the duties of President and CEO of Cosmoz starting July 1, 1998 to December 31, 1999, and he has received no remuneration for his services. He has performed these services pro bono.

Mr. Shaw also did not receive any remumeratin for the period starting July 1, 1998 to December 31, 1999 for serving as the Chairman of the Board of Directors. Mr. Shaw has $60,000 in director fees due from the Company for serving as the Chairman of the Board of Directors for the period prior to June 30, 1998. The amount is included in the liabilities for discontinued operations.

C. Sharpmanagement.com, LLC. On January 10, 2000, the Company issued 1,250,000 shares of the Company's common stock that had a market value of $1,562,500.00 to Sharpmanagment.com, LLC ("SharpManagement"). SharpManagement is 100% owned by Wilfred Shaw. The Company issued the shares to SharpManagement to secure the services of Wilfred Shaw as CEO and Director of the Company. SharpManagement subsequently canceled the shares (see "Subsequent Events", below).

D. Amounts Due to Related Parties. In February, 2000, Asia Pacific Ventures, a related party, advanced to the Company $250,000.00. The note payable is due upon demand and bears an annual interest rate of 12%.

9. Commitments and Contingencies.

A. Legal. The Company is periodically involved in legal actions and claims that arise as a result of events that occur in the normal course of operations, including claims of alleged infringement of trademarks, copyrights and other intellectual property rights. The Company is not currently aware of any legal proceedings or claims that the Company believes will have, individually or in the aggregate, a material adverse effect on the Company's financial position or results of operations.

B. Operating Leases. The Company signed a lease termination agreement on March 27, 2000 with G & I Howard, LLC in connection with its previously leased principal office at 55 Hawthorne Street, Suite 550, San Francisco, California, 94105. The Company paid a $3,081.00 termination fee. The lease termination agreement constitutes a full and final accord and satisfaction and general release from any and all obligations and liabilities in connection with the lease.

On March 1, 2000, the Company's principal executive offices relocated to a 5,900 square foot facility at 1515 S. El Camino Real, Suite 100, San Mateo, California 94402. The Company leases the facility under a 3-year agreement that terminates on February 28, 2003, with no renewal option. The aggregate annual rental rate for the entire facility for the first, second, and third years of the lease term is $248,094, $255,182, and $262,271, respectively. The Company is also obligated to pay 33.34% of increases in operating expenses and property taxes paid or incurred by the landlord in the second and third years of the lease term. All operations including system development, control, and maintenance are performed at this facility.

10.Going Concern Uncertainties.
-------------------------------

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. However, the Company has experienced recurring operating losses and negative cash flows from operations. The Company's continued existence is dependent upon its ability to increase operating revenues and/or raise additional equity financing.

In view of these matters, management believes that actions presently being taken to expand the Company's operations and to continue its web-site development activity provide the opportunity for the Company to return to profitability. The Company is currently in negotiations to obtain additional equity financing, which enable it to achieve its strategic objectives.

The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

11.Subsequent Events.

A. Cancellation of Prior Stock Grant. As described above, on January 10, 2000, the Company issued 3,375,000 shares of its common stock having a market value of $4,218,750 to three executive officers, who are also directors of the Company (including SharpManagement, LLC), and to one employee. This distribution was made to secure the services of these officers and employee, and to serve as a continuing incentive to remain with the Company. On or about May 11, 2000, these officers and one employee executed written agreements agreeing to cancel all 3,375,000 shares. In consideration for such cancellation, the board has proposed that option grants in the aggregate amount of 4,367,466 options be granted under the Company's 1999 Stock Option Plan (the "Plan") to these officers and one employee.

B. Stock Option Grants. On April 17, 2000, the Company's board of directors granted an aggregate amount of 617,502 options to purchase the Company's common stock. The grants were made pursuant to the Plan. 367,502 of the options were Incentive Stock Options granted to full-time employees of the Company, and 250,000 were Non-Statutory Stock Options granted to an outside director in order to secure his services.

C. IPing Acquisition. On April 26, 2000, eCal Corporation ("eCal") acquired iPing, Inc. ("iPing"). Cosmoz' early-stage investment in iPing was converted from 500,000 Series B iPing Preferred Stock into $375,000.00 in addition to 56,108 shares of eCal Common Stock.

D. Tupelo Investment Co., Ltd. ("Tupelo"). On May 6, 2000, the Company signed a subscription agreement with Tupelo Investment Co., Ltd. to purchase 3,030,303 shares of the Company's restricted common stock at a discount from market price of $0.33 per share, for an aggregate consideration of One Million Dollars ($1,000,000). Total payment shall be made in five equal monthly installments commencing May 31, 2000. Each installment payment shall be paid no later than 30th of the month until the aggregate amount of $1,000,000 is fully paid. As of June 30, 2000, the Company had received payment of $400,000 from Tupelo Investment under this agreement.



                                INDEX TO EXHIBITS

Number of                                                                                                         Sequential
Item                                                                                                              Numbering
Assigned in                                                                                                         System
Regulation                                                                                                       Page Number
S-K, Item 601        Description of Exhibit                                                                       of Exhibit
--------------       --------------------------                                                                 ------------

(2)                  2.1. Agreement and Plan of Reorganization between Cosmoz.com, Inc. and Ivory                   *
                     Acquisition Corporation dated January 5, 2000. Certificate of Ownership and
                     Merger Merging Ivory Acquisition Corporation into Cosmoz.com, Inc. (Incorporated by reference to Exhibit 2 to Form 8-K/A, File No.: 000-28377)

(3)                  3.1. Articles of Incorporation of Cosmoz.com, Inc. (Incorporated by reference to               *
                     Exhibit 3.(I) to Form 8-K/A, File No.: 000-28377)

                     3.2. By-Laws of Cosmoz.com, Inc. (Incorporated by                                              *
                     reference to Exhibit 3.(II) to Form 8-K/A, File
                     No.: 000-28377)

(5)                  5.1. Opinion of Boyd re: Legality                                                              *

(10)                 10.1. Cosmoz.com, Inc. 1999 Stock option plan. (Incorporated by reference to                   *
                     Exhibit 10.1 to Form 10-Q, File No.: 000-28377)

                     10.2. Owen Naccarato Director's Agreement. (Incorporated by reference to Exhibit               *
                     10.2 to Form 10-Q, File No.: 000-28377)

                     10.3. Management and Consulting Agreement Between Us and SharpManagement, LLC.                 33 - 35

                     10.4. Investment Agreement Between Us and Swartz Private Equity, LLC.                          36 - 69

                     10.5. Warrant to Purchase Our Common Stock Issued in Connection With the
                     Investment Agreement Between Us and Swartz.                                                    70 - 76

                     10.6. Registration Rights Agreement issued in connection with the Investment                   77 - 84
                     Agreement Between Us and Swartz.

                     10.7. Warrant Side Agreement Issued in Connection With Investment Agreement                    85 - 86
                     Between Us and Swartz.

                     10.8. Commitment Warrant to Purchase Our Common Stock Issued in Connection With                87 - 94
                     Investment Agreement Between Us and Swartz.

(21)                 21.1. Subsidiaries of the Registrant.                                                          95


* incorporated by reference

UNDERTAKINGS.

We undertake:

(1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information for plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes (1) to provide to the underwriter at the closing specified in the standby underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Act, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post effective amendment will be filed to set forth the terms of such offering.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Mateo, California, on August 18, 2000.

COSMOZ.COM, INC.

By:  /s/ Wilfred Shaw
     ----------------------------------------
         Wilfred Shaw
         CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE                           TITLE                          DATE
--------------------------------------------------------------------------------
/s/ Wing Yu
-----------------
    Wing Yu                    COO and Director                August 18, 2000

/s/ Linda Leung
-----------------
    Linda Leung                Controller                      August 18, 2000


/s/ Michael Spadaccini
----------------------
    Michael Spadaccini         General Counsel, Secretary      August 18, 2000

EXHIBIT 5.1. OPINION OF COUNSEL RE: LEGALITY

[Opinion  of  Counsel  shall  be  filed  as an  amendment  to  the  Registration
Statement]